EXHIBIT 99.1

   [NOTE: ALL NUMBERS IN BRACKETS ARE SUBJECT TO REVISION ON THE RECORD DATE,
                                APRIL 22, 2003.]

                             MACROVISION CORPORATION
                            2830 DE LA CRUZ BOULEVARD
                          SANTA CLARA, CALIFORNIA 95050
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD TUESDAY, MAY 27, 2003
TO OUR STOCKHOLDERS:

         The annual meeting of stockholders of Macrovision Corporation will be held at 2830 De La Cruz Boulevard, Santa Clara, California at 10:00 a.m. on Tuesday, May 27, 2003.

         At our meeting we will ask you to act on the following matters:

         1. ELECTION OF DIRECTORS. You will have the opportunity to elect seven members of the board of directors for a term of one year. The following seven persons are our nominees: John O. Ryan; William A. Krepick; Matthew Christiano; Donna S. Birks; William Stirlen; Thomas Wertheimer; and Steven G. Blank.

         2. AMENDMENT TO OUR ESPP. You will be asked to approve an amendment to our 1996 Employee Stock Purchase Plan (the "ESPP") to increase the number of shares reserved for issuance by an additional 1,500,000 shares and to extend the term by an additional 2 years.

         3. AMENDMENT TO OUR DIRECTORS PLAN. You will be asked to approve an amendment to our 1996 Directors Stock Option Plan (the "Directors Plan") to increase the number of shares reserved for issuance by an additional 275,000 shares.

         4. AMENDMENT TO OUR 2000 EQUITY PLAN. You will be asked to approve an amendment to our 2000 Equity Incentive Plan (the "2000 Equity Plan") to increase the number of shares reserved for issuance pursuant to awards under the 2000 Equity Plan by an additional 4,000,000 shares and to eliminate the separate 100,000 share limitation on the grant of restricted stock awards under the 2000 Equity Plan.

         5. APPROVAL OF THE OPTION EXCHANGE PROGRAM. You will be asked to approve a program to permit the exchange of options issued under the 2000 Equity Plan and our 1996 Equity Incentive Plan (the "1996 Equity Plan") having an exercise price greater than $28.00 for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the "Option Exchange Program").

         6. APPOINTMENT OF AUDITORS. You will be asked to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2003.

         7. OTHER BUSINESS. If other business is properly raised at the meeting or if we need to adjourn the meeting, you will also vote on these matters.

         If you were a stockholder as of the close of business on April 22, 2003, you are entitled to vote at this meeting.

         We cordially invite all stockholders to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENVELOPE PROVIDED. YOU MAY ALSO VOTE ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Ian R. Halifax
                                        ---------------------------------
Dated: May 2, 2003                      Ian R. Halifax, Secretary
Santa Clara, California


                                      TABLE OF CONTENTS
                                                                                        PAGE
PROXY STATEMENT...........................................................................1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING...........................................1
     Why Did You Send Me This Proxy Statement?............................................1
     What Constitutes a Quorum?...........................................................1
     How Many Directors Have Been Nominated?..............................................2
     How are Directors Nominated?.........................................................2
     How Many Votes Do I Have?............................................................3
     What Vote is Required for Each Proposal?.............................................3
     What are the Recommendations of the Board of Directors?..............................3
     How Do I Vote by Proxy?..............................................................4
     May I Vote Electronically Over the Internet or by Telephone?.........................4
     May I Change My Vote After I Return My Proxy Card?...................................5
     Who Will Pay the Costs of Solicitation of Proxies?...................................5
     Will There be Any Other Matters Considered At the Annual Meeting?....................5

INFORMATION ABOUT MACROVISION STOCK OWNERSHIP.............................................6
     Who are the Largest Owners of Macrovision's Common Stock?............................6
     How Much Stock Do Macrovision Directors and Officers Own?............................7

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS........................................8
     Who are Our Directors and Executive Officers?........................................8
     What is the Background of Our Executives Who are Not Directors?......................8
     What are the Responsibilities of Our Board of Directors and Committees?..............10
     Audit Committee Report...............................................................11
     How Do We Compensate Directors?......................................................12
     How Do We Compensate Executive Officers?.............................................14
     Compensation Committee Report On Executive Compensation..............................17
          EXECUTIVE COMPENSATION PHILOSOPHY...............................................17
          DEDUCTIBILITY OF COMPENSATION...................................................19
          COMPENSATION OF CHIEF EXECUTIVE OFFICER.........................................19
     Compensation Committee Interlocks and Insider Participation..........................19
     Performance Graph....................................................................20
     Equity Compensation Plans............................................................21
     Certain Relationships and Related Transactions.......................................22
     Director-related Bankruptcy Proceedings..............................................22
     Section 16(a) Beneficial Ownership Reporting Compliance..............................23

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD..........................................24

PROPOSAL 1: ELECTION OF DIRECTORS.........................................................24
     Who are the Seven Directors Standing for Election?...................................24

PROPOSAL 2: AMENDMENT TO OUR ESPP TO AUTHORIZE THE ISSUANCE OF AN ADDITIONAL
     1,500,000 SHARES AND TO EXTEND THE TERM BY AN ADDITIONAL 2 YEARS.....................27

     General..............................................................................27

                                             i

                                      TABLE OF CONTENTS
                                                                                        PAGE

     Why Do We Need to Increase the Shares Reserved for Issuance and Extend the
          Espp by an Additional 2 Years?..................................................27
     What are the Proposed Amendments to the ESPP?........................................27
     What is the Purpose of the ESPP?.....................................................28
     Who is Eligible to Participate?......................................................28
     How Many Shares Will be Available Under the ESPP?....................................28
     Who Administers the ESPP?............................................................28
     Can the Espp be Amended and When Does It Expire?.....................................28
     What is the Term and Frequency of the Offering Periods?..............................29
     How Does an Employee Elect to Participate?...........................................29
     What is the Purchase Price for Shares Sold in an Offering Under the ESPP?............29
     May a Participant Withdraw From an Offering Period?..................................29
     What Happens If a Participant Ceases Employment With Macrovision?....................29
     What Happens If Macrovision Declares a Stock Split or Stock Dividend?................29
     What Happens If Macrovision Decides to Enter Into a Merger or Decides to
          Dissolve?.......................................................................29
     What are the Federal Income Tax Consequences?........................................30

PROPOSAL 3: AMENDMENT TO OUR DIRECTORS PLAN TO AUTHORIZE THE ISSUANCE OF
     AN ADDITIONAL 275,000 SHARES.........................................................31

     General..............................................................................31
     Why Do We Need to Increase the Shares Reserved for Issuance..........................31
     What are the Proposed Amendment to the Directors Plan?...............................31
     What is the Purpose of the Directors Plan and Who is Eligible to Participate?........32
     How Many Shares Will be Available Under the Directors Plan?..........................32
     Who Administers the Directors Plan?..................................................32
     Can the Directors Plan be Amended and When Does It Expire?...........................32
     What Types of Options and Other Stock Awards May be Granted?.........................32
     How Can Options be Exercised?........................................................32
     When Do Options Expire?..............................................................32
     What Happens If Macrovision Declares a Stock Split or Stock Dividend?................32
     What Happens If Macrovision Decides to Enter Into a Merger or Decides to
          Dissolve?.......................................................................33
     What are the Federal Income Tax Consequences?........................................33

PROPOSAL 4: AMENDMENT TO OUR 2000 EQUITY PLAN TO AUTHORIZE THE ISSUANCE OF AN
     ADDITIONAL 4,000,000 SHARES AND TO ELIMINATE THE SEPARATE LIMITATION ON
     RESTRICTED STOCK AWARDS..............................................................34

     General..............................................................................34
     Why Do We Need to Increase the Shares Reserved for Stock Option and
          Restricted Stock Awards?........................................................34
     What are the Proposed Amendments to the 2000 Equity Plan?............................34
     What is the Purpose of the 2000 Equity Plan and Who is Eligible to Participate?......35
     How Many Shares Will be Available Under the 2000 Equity Plan?........................35
     Who Administers the 2000 Equity Plan?................................................35

                                             ii

                                      TABLE OF CONTENTS
                                                                                        PAGE

     Can the 2000 Equity Plan be Amended and When Does It Expire?.........................36
     What Types of Awards May be Granted?.................................................36
     What are Stock Appreciation Rights?..................................................36
     What are Restricted Stock Awards?....................................................36
     How Can Options be Exercised?........................................................37
     When Do Options Expire?..............................................................37
     What Happens If Macrovision Declares a Stock Split or Stock Dividend?................37
     What Happens If Macrovision Decides to Enter Into a Merger or Decides to
          Dissolve?.......................................................................37
     What are the Federal Income Tax Consequences With Respect to Incentive Stock
          Options?........................................................................37
     What are the Federal Income Tax Consequences With Respect to Nonstatutory
          Stock Options?..................................................................38
     What are the Federal Income Tax Consequences With Respect to Stock
          Appreciation Rights?............................................................38
     What are the Federal Income Tax Consequences With Respect to Restricted
     Stock?...............................................................................38

PROPOSAL 5: APPROVAL OF THE OPTION EXCHANGE PROGRAM.......................................40

     General..............................................................................40
     Why Do We Need to Implement an Option Exchange Program?..............................40
     Why are We Seeking Stockholder Approval for the Option Exchange Program?.............41
     What are the Principal Terms of the Option Exchange Program?.........................41
     How Will the Option Exchange Program be Implemented?.................................41
     Who Will be Eligible to Participate in the Option Exchange Program?..................42
     What Will be the Exchange Ratios for the Option Exchange Program?....................42
     What Options May be Surrendered Under the Option Exchange Program?...................43
     What Will be the Exercise Price of the New Options?..................................43
     What Will be the Vesting Schedule of the New Options?................................43
     What Will be the Term of the New Options?............................................43
     What Will be the Other Conditions of the New Options?................................44
     What Will be the Accounting Treatment for the Option Exchange Program?...............44
     What are the Federal Income Tax Consequences With Respect to the Exchange
          of Options?.....................................................................44
     Will There be Modifications to the Proposed Option Exchange Program?.................44
     How Will the Option Exchange Program Benefit Employees and Officers?.................45
     How Will the Option Exchange Program Effect Your Rights as a Stockholder?............45

PROPOSAL 6: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.........................46

     Fees.................................................................................46
     General..............................................................................46

INFORMATION ABOUT STOCKHOLDER PROPOSALS...................................................47

OTHER BUSINESS............................................................................47

ANNUAL REPORT.............................................................................47

                                            iii

   [NOTE: ALL NUMBERS IN BRACKETS ARE SUBJECT TO REVISION ON THE RECORD DATE,
                                APRIL 22, 2003.]


                             MACROVISION CORPORATION
                            2830 De La Cruz Boulevard
                          Santa Clara, California 95050

                                 PROXY STATEMENT

                                     For the
                         Annual Meeting of Stockholders
                           To be held on May 27, 2003

                   __________________________________________



                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

         This proxy statement contains information about Macrovision Corporation's annual meeting of stockholders to be held at 10:00 a.m. on Tuesday, May 27, 2003, at 2830 De La Cruz Boulevard, Santa Clara, California and at any postponements or adjournments thereof.

WHY DID YOU SEND ME THIS PROXY STATEMENT?

         We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at the 2003 Annual Meeting of Stockholders.

         This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

         We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about May 2, 2003 to all stockholders entitled to vote. The record date for those entitled to vote is April 22, 2003. On April 22, 2003 there were [48,553,015] shares of our common stock outstanding. Our Annual Report for 2002 accompanies this proxy statement.

WHAT CONSTITUTES A QUORUM?

         The required quorum for the transaction of business at the annual meeting is a majority of the shares of our common stock outstanding on the record date, which quorum must be present either in person or by proxy at the meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe abstentions should be counted for purposes of establishing both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of shares represented and voting at the meeting with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Macrovision intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         Similarly, we will count broker non-votes for purposes of establishing the presence or absence of a quorum at the meeting for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voting at the meeting with respect to the proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the shares represented and voting at the meeting (such as approval of the amendments to the ESPP, the Directors Plan and the 2000 Equity Plan).

HOW MANY DIRECTORS HAVE BEEN NOMINATED?

         The nominating committee of our board of directors has nominated seven directors to stand for election. This number is consistent with the number of directors fixed pursuant to our bylaws.

HOW ARE DIRECTORS NOMINATED?

         The procedures for nominating directors, other than by the board itself or at its direction, is set forth in the third paragraph of Section 2.02 of our bylaws, which, in pertinent part, provides as follows:

         Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of the second paragraph of this Section. Such stockholder's notice shall set forth (i) as to each persons, if any, whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, if any, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a Director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to the second paragraph of this Section. At the request of the Board of Directors, any person nominated by a stockholder for election as a Director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this paragraph. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

         According to the second paragraph of Section 2.02, to be timely:

         [A] stockholder's notice must be delivered to or marked and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the date specified in the corporation's proxy statement release to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made.

         Based on our bylaws, for any stockholder desiring to nominate directors at this meeting we should have received your nomination no later than January 7, 2003.

HOW MANY VOTES DO I HAVE?

         Each share of common stock that you own entitles you to one vote on each proposal. The proxy card indicates the number of shares that you own.

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

         For Proposal 1, election of directors, the seven nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your abstention will have no effect on the election of directors.

         Proposals 2, 3 and 4, seeking amendments to our ESPP, Directors Plan and 2000 Equity Plan and Proposal 5, seeking approval of the Option Exchange Program, must receive the affirmative vote of a majority of the shares of our common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting on any of these proposals, it has the same effect as if you voted against the proposal. In addition, if you do not instruct your broker on how to vote on one or more of these proposals, your broker will not be able to vote your shares on such proposals. This will have no effect on the proposals because those shares for which brokers are not able to vote will not be considered voting at the annual meeting for purposes of approving these proposals.

         For Proposal 6, stockholder ratification of the selection of KPMG LLP as Macrovision's independent auditors is not required. However, we are submitting the selection of KPMG LLP to you for ratification as a matter of good corporate practice. If you fail to ratify the selection by a majority vote of the present and voting shares, we will reconsider whether to retain KPMG LLP. Even if the selection is ratified, our audit committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if our audit committee determines that such a change would be in the best interests of Macrovision and its stockholders.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

         The Macrovision board has approved the submission of the following items to the vote of our stockholders:

         o    the election of each of the named nominees for director;

         o the amendment of our ESPP to authorize the issuance of an additional 1,500,000 shares and to extend the term by an additional 2 years;

         o the amendment to our Directors Plan to authorize the issuance of an additional 275,000 shares;

         o the amendment of our 2000 Equity Plan to authorize the issuance of an additional 4,000,000 shares and to eliminate the separate limitation on restricted stock awards;

         o    the Option Exchange Program; and

         o    the appointment of KPMG LLP as our independent auditors.

         The board of directors recommends a vote FOR the seven nominees for director; FOR the amendment of our ESPP; FOR the amendment to our Directors Plan; FOR the amendment of our 2000 Equity Plan; FOR the approval of the Option Exchange Program; and FOR ratification of KPMG LLP as our independent auditors for the year ending December 31, 2003.

HOW DO I VOTE BY PROXY?

         Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone (see below). Returning the proxy card will not affect your right to vote in person at the meeting.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed on each proposal. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

         o    FOR the election of each of the seven nominees for director;

         o FOR the amendment of our ESPP to authorize the issuance of an additional 1,500,000 shares and to extend the term an additional 2 years;

         o FOR the amendment of our Directors Plan to authorize the issuance of an additional 275,000 shares;

         o FOR the amendment of our 2000 Equity Plan to authorize the issuance of an additional 4,000,000 shares and to eliminate the separate limitation on restricted stock awards;

         o    FOR the approval of our Option Exchange Program;

         o FOR ratification of KPMG LLP as Macrovision's independent auditors; and

         o in the discretion of the proxy holder as to any other matter that may properly come before the meeting.

MAY I VOTE ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE?

         Stockholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

         If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your proxy statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the envelope provided.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

         Yes. Even after you have submitted your proxy or voted by telephone or over the Internet, you may change your vote at any time before the vote is conducted at the annual meeting. You may change your vote in any one of the following ways:

         o you file either a written revocation of your proxy, or a duly executed proxy bearing a later date, with the Corporate Secretary of Macrovision prior to the meeting;

         o you attend the meeting and vote in person. Presence at the meeting will not revoke your proxy unless and until you vote in person; or

         o if you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

         However, if your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and a letter of authorization from your nominee so that you can vote your shares.

WHO WILL PAY THE COSTS OF SOLICITATION OF PROXIES?

         We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, Macrovision directors, officers and employees may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We also will make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of these shares. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

WILL THERE BE ANY OTHER MATTERS CONSIDERED AT THE ANNUAL MEETING?

         We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting.

                  INFORMATION ABOUT MACROVISION STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF MACROVISION'S COMMON STOCK?

         The following table shows the beneficial ownership of our common stock as of December 31, 2002 by each person who we knew owned more than 5% of our common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own Macrovision's common stock not only if you hold it directly, but also indirectly, if you, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell the stock or have the right to acquire the stock, within 60 days of December 31, 2002.

                                                 NUMBER OF
                                                  SHARES           PERCENT OF
                                               BENEFICIALLY        BENEFICIAL
NAME AND ADDRESS                                   OWNED            OWNERSHIP
----------------                               ------------        -----------

Sallie Calhoun and Matthew Christiano(1)         4,995,653            10.3%
2830 De La Cruz Boulevard
Santa Clara, CA 95050

Mazama Capital Management, Inc.(2)               3,927,150            8.1%
One S.W. Columbia Suite 1500
Portland, OR 97258

Kopp Investment Advisors, Inc.(3)                2,923,375            6.0%
7701 France Avenue South, Suite 500
Edina, MN  55435

AXA Financial, Inc.(4)                           2,560,325            5.3%
1290 Avenue of the Americas
New York, NY 10104
_________________

(1) Includes 391,763 shares held by each of the Matthew Christiano Annuity Trust and the Sallie Calhoun Annuity Trust, as well as 4,212,127 shares held by the Christiano Family Trust dated 9/9/91. Mr. Christiano and Ms. Calhoun have indirect ownership with respect to their individual trusts and have shared ownership and control of the Christiano Family Trust.

(2) According to information provided to the Securities and Exchange Commission on February 14, 2003 by Mazama Capital Management, Inc.

(3) According to information provided to the Securities and Exchange Commission on January 16, 2003 by Kopp Investment Advisors, Inc., these shares are held of record by Kopp Investment Advisors, Inc., a Minnesota corporation and by Kopp Holding Company, a Minnesota corporation, of which Kopp Investment Advisors, Inc. is a wholly-owned subsidiary; and by an individual, LeRoy C. Kopp, who holds 100% of the outstanding capital stock of Kopp Holding Company.

(4) According to information provided to the Securities and Exchange Commission on February 12, 2003 by AXA Financial, Inc., these shares are held of record by Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., a Delaware Corporation. All AXA Financial, Inc. subsidiaries operate under independent management and make independent decisions.

HOW MUCH STOCK DO MACROVISION DIRECTORS AND OFFICERS OWN?

         The following table shows the beneficial ownership of Macrovision's common stock as of April 1, 2003 by (i) our chief executive officer; (ii) our other four most highly compensated executive officers in 2002; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group.

                                                          NUMBER OF SHARES           PERCENT OF COMMON
        NAME AND POSITION                                BENEFICIALLY OWNED          STOCK OUTSTANDING
        -----------------                                ------------------          -----------------
        William A. Krepick(1)(2)                              605,987                      1.3%
        Director, President and Chief Executive
        Officer

        Carol A. Flaherty(2)                                  101,134                        *
        Sr. Vice President, Video Technology
        Division

        Brian R. Dunn(2)                                       74,346                        *
        Sr. Vice President, New Business
        Development

        Mark S. Belinsky(2)                                    70,250                        *
        Sr. Vice President and General Manager,
        Music Technology Division

        Ian R. Halifax(2)                                     167,599                        *
        Sr. Vice President, Finance and
        Administration, Chief Financial Officer
        and Secretary

        John O. Ryan(3)                                     1,326,590                      2.7%
        Chairman of the Board and
        Executive Officer

        Matthew Christiano(4)                               4,935,653                     10.2%
        Director

        William Stirlen(2)                                     91,736                        *
        Director

        Donna S. Birks(2)                                      79,100                        *
        Director

        Thomas Wertheimer(2)                                   89,100                        *
        Director

        Steven G. Blank(2)                                     16,694                        *
        Director

        All executive officers and directors as a           7,594,967                     15.6%
        group (14 persons)(5)
        ___________________
         *        Represents less than 1%.

(1) Includes 358,726 shares held of record by a revocable trust of which Mr. Krepick and his wife are the trustees.

(2)      Includes 247,261; 98,775; 59,917; 68,541; 164,592; 87,286; 70,250;
         88,250; and 15,694 shares subject to stock options exercisable as of April 1, 2003, or within 60 days thereafter by Mr. Krepick, Mr. Dunn, Mr. Belinsky, Ms. Flaherty, Mr. Halifax, Mr. Stirlen, Ms. Birks, Mr. Wertheimer and Mr. Blank, respectively; and 934,420 shares subject to stock options exercisable as of April 1, 2003 or within 60 days thereafter for all executives and directors as a group.

(3) Includes 1,131,348 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 190,578 shares held of record by Mr. Ryan, and 4,664 shares held of record by Mr. Ryan as custodian for a family member.

(4) Includes 391,763 shares held of record by each of the Matthew Christiano Annuity Trust and by Mr. Christiano's spouse in the Sallie
         J. Calhoun Annuity Trust. Also includes 4,152,127 shares held of record by the Christiano Family Trust of which Mr. Christiano and his wife are the trustees.

(5)      Includes the shares referenced in footnotes (1), (2), (3) and (4).


               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

WHO ARE OUR DIRECTORS AND EXECUTIVE OFFICERS?

         We name and provide biographical summaries as to each person nominated for election as a director under the heading PROPOSAL 1: ELECTION OF DIRECTORS on page 24 of the proxy statement. The following table names each of our executive officers and is followed by biographical summaries of each of Macrovision's executive officers who are not also directors.

      EXECUTIVE OFFICERS
      ------------------
                                              Officer
      Name                         Age         Since*                  Position Held With Macrovision
      ----                         ---         ------                  ------------------------------
      William A. Krepick            57                       Director, President and Chief Executive Officer

      John O. Ryan                  57                       Chairman of the Board and Executive Officer

      Ian R. Halifax                42                       Sr. Vice President, Finance and Administration,
                                                                 Chief Financial Officer and Secretary

      Carol Flaherty                50                       Sr. Vice President, Video Technology Division

      Brian R. Dunn                 46                       Sr. Vice President, New Business Development

      Mark S. Belinsky              45                       Sr. Vice President and General Manager, Music
                                                                  Technology Division

      Brian McPhail                 44                       Vice President, Consumer Software Division

      Dan Stickel                   40                       Sr. Vice President, Enterprise Software Division

      Steven Weinstein              48                       Chief Technology Officer

         * Refer to the biographies.

WHAT IS THE BACKGROUND OF OUR EXECUTIVES WHO ARE NOT DIRECTORS?

         IAN R. HALIFAX. Mr. Halifax has served as our Vice President, Finance and Administration, Chief Financial Officer and Secretary since October 1999. He was appointed Senior Vice President on January 1, 2003. From February 1999 to September 1999, he served as Chief Financial Officer of S-Vision, a private semiconductor display technology company. From October 1997 to January 1999 he was Director, Corporate Transactions for KPMG LLP, providing advisory services to technology companies in the areas of technology licensing, financing, and strategic partnering. From November 1994 to September 1997 he was Chief Financial Officer for Thomson/Sun Interactive, the predecessor for OpenTV, Inc., a Sun Microsystems/THOMSON multimedia joint venture in the field of interactive TV operating systems. He also held finance and business development positions at Sun Microsystems in Europe and the United States. Mr. Halifax holds a B.A. degree in English from the University of York and an M.B.A. from Henley Management College. He is also a Certified Public Accountant and a Certified Management Accountant.

         CAROL FLAHERTY. Ms. Flaherty has served as our Vice President, Video Technology Division, since April 1999 and was appointed Senior Vice President on May 6, 2002. From September 1997 to April 1999, she was Director of Business Development for Digital Link Corporation, a manufacturer of telecommunications equipment. From April 1996 to September 1997, Ms. Flaherty was Vice President of Sales for Multipoint Networks, a company that provided wireless transmission equipment to international carriers. From April 1995 to March 1996, she was Vice President of Business Development for a division of California Microwave. Prior to joining California Microwave, Ms. Flaherty spent nine years with GTE, serving first as Controller of GTE Telenet's Public Data Network division and, later, as Director of Program management for satellite system sales under GTE Spacenet. Ms. Flaherty holds a B.A. degree in Economics from the University of Virginia and an M.B.A. from Golden Gate University.

         BRIAN DUNN. Mr. Dunn has served as Senior Vice President, New Business Development since January 2001. From June 1999 to December 2000 he was our Senior Vice President, Consumer Software Division. Mr. Dunn has been with Macrovision since January 1995 and served as Vice President, Business Development in his prior roles. From January 1989 to December 1994, he served as Vice President, Operations, Corporate Counsel and Chief Financial Officer of Phase 2 Automation, a factory automation company. Mr. Dunn holds a B.A. degree in Accounting from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law. He is a Certified Public Accountant and a member of the California State Bar.

         MARK S. BELINSKY. Mr. Belinsky has served as Senior Vice President and General Manager, GLOBETROTTER Software, Inc., since September 2000. From January 1999 to August 2000 he was our Senior Vice President, New Business Development. From October 1997 to December 1998 he was our Senior Vice President, Theatrical and Pay-Per-View Copy Protection. Between June and September 1995, he was a consultant to various companies in the Internet services and electronic commerce fields, and, between June 1995 and August 1995, he was Chief Operating Officer of the McKinley Group, Inc., an Internet directory services company. From May 1993 to June 1995, Mr. Belinsky was Vice President and General Manager of the Electronic Marketplace Systems Division of International Data Group, a developer of online shopping malls for personal computer and software products. He was an independent consultant between February and May 1993, and, from October 1988 to January 1993, he was Vice President and General Manager of the Interop Company, a division of Ziff-Davis Publishing Company. Mr. Belinsky holds a B.A. degree in Business Administration from Wayne State University and an M.B.A. from Harvard Business School.

         BRIAN MCPHAIL. Mr. McPhail joined Macrovision in February 2001 as Vice President, Consumer Software Division. He is responsible for Macrovision's business in copy protection and digital rights management solutions for software publishers and e-commerce providers of Application and Interactive Software products. From May 1989 to February 2001, Mr. McPhail held senior management positions in Sales, Marketing, e-Business, and Business Development with Tarantella and its parent company SCO. Prior to joining SCO, Mr. McPhail held sales management positions with Altos Computer Systems from September 1984 to May 1989, and was an entrepreneur in the PC retailing industry. Mr. McPhail holds a B.A. degree from the College of the Holy Cross in Worcester, Massachusetts and an M.S. degree in Management as a Sloan Fellow at London Business School.

         DAN STICKEL. Mr. Stickel has served as Senior Vice President and General Manager, Enterprise Software Division, since August 2002. Mr. Stickel joined Macrovision from Conomae Corporation, where he served as President of the wireless broadband venture. Prior to Conomae, Mr. Stickel served as an Officer of AltaVista Corporation, a search technology company, as Executive Vice President and General Manager of the Search Business Division. Prior to AltaVista, Mr. Stickel co-founded K2 Technologies, a Silicon Valley company specializing in data integration and analysis software, acquired by E.W. Blanch in 1998. Before that, Mr. Stickel spent 9 years at Delfin Systems (now Titan Corporation), a high-tech manufacturer of both advanced hardware and software systems, where he held several positions, most recently Vice President and General Manager of the Decision Systems Division. He got his start at AT&T Bell Laboratories, and was the personal recipient of the Ziff Davis award for Desktop Accessory of the Year. Mr. Stickel holds a B.A. degree in applied mathematics and B.S. degree in computer science from Harvard.

         STEVEN WEINSTEIN. Mr. Weinstein joined Macrovision in January 2003 as Chief Technology Officer. From June 2002 to December 2002, he served as Chief Technology Officer at Vicinity Corp., a leading provider of Location Based Information and Services where he provided technology and merger and acquisition expertise. Mr. Weinstein was a co-founder of Backstage Pass, Inc., a company focused on digital identities and online communities for major music talent. Mr. Weinstein served as Chief Technology Officer of Backstage Pass from February 2001 to March 2002. Previously, he spent over 4 years at Liberate Technologies, where he played a pivotal role as Chief Technologist and Chief of Strategic Initiatives. Mr. Weinstein holds a Bachelor of Science degree in mathematics from Vanderbilt University.

WHAT ARE THE RESPONSIBILITIES OF OUR BOARD OF DIRECTORS AND COMMITTEES?

         The board of directors oversees our business and affairs. The board also has three committees, a compensation committee, an audit committee and a nominating committee. The procedures for nominating directors, other than by the board itself or by the nominating committee at the board's direction, are set forth in our bylaws. During 2002, the board of directors met 12 times. Each board member attended at least 75% of the board meetings that were held during the time he or she served as a member of the board and 75% of all meetings of the committees of the board of directors on which he or she served.

         COMPENSATION COMMITTEE

         The compensation committee, which consists entirely of independent outside directors, establishes the compensation and stock options and awards of our executive officers and supervises the compensation for other officers. The members of the compensation committee are Donna S. Birks, Steven G. Blank, William Stirlen and Thomas Wertheimer. The compensation committee met 11 times in 2002.

         AUDIT COMMITTEE

         The responsibilities of the audit committee are contained in the Audit Committee Report set forth below. The committee operates under a written charter adopted by the board of directors in June 2000, which was included as an appendix to last year's proxy statement. The members of the audit committee are Donna S. Birks, William Stirlen and Thomas Wertheimer, each of whom is independent as defined by Macrovision's policy and the National Association of Securities Dealers' listing standards. The audit committee met 13 times in 2002.

         NOMINATING COMMITTEE

         The nominating committee reviews the qualifications of candidates for the position of director and recommends candidates to the board of directors as nominees for director for election at annual meetings or to fill board vacancies as may occur during the year. The members of the nominating committee are Donna
S. Birks, Steven G. Blank, John Ryan, William Stirlen and Thomas Wertheimer. The nominating committee met one time in 2002. On April __, 2003 the nominating committee met to select the seven nominees currently standing for election as directors.

AUDIT COMMITTEE REPORT

         THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER OF MACROVISION'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE.

         The audit committee reports to the board of directors and is responsible for overseeing and monitoring the accounting functions and internal controls of Macrovision, its subsidiaries and affiliates and to ensure the objectivity of Macrovision's financial statements.

         Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Macrovision's independent auditors are responsible for auditing those financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

         Pursuant to the charter, the audit committee has the following primary responsibilities:

         o To monitor the integrity of Macrovision's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

         o To appoint Macrovision's independent accounts and to monitor their independence and performance;

         o To provide an avenue of communication among independent accountants, management, and the board;

         o To encourage adherence to, and continuous improvement of, Macrovision's policies, procedures, and practices of all levels;

         o To review areas of potential significant financial risk to Macrovision; and

         o    To monitor compliance with legal and regulatory requirements.

         In discharging its oversight responsibility, the audit committee has met and held discussions with management and KPMG LLP, Macrovision's independent accountants for 2002. Management represented to the audit committee that Macrovision's audited consolidated balance sheets at December 31, 2002 and 2001, and consolidated statements of income, stockholders equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002 were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP. The audit committee also discussed with KPMG LLP, those matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees" including information regarding the scope and results of the audit.

         The audit committee also obtained a formal statement from KPMG LLP describing all relationships between Macrovision and the auditors that bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committee." The audit committee discussed with KPMG LLP any relationships that may impact the firm's objectivity and independence and satisfied itself as to KPMG LLP's independence.

         Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board that Macrovision's audited consolidated balance sheets at December 31, 2002 and 2001, and consolidated statements of income, stockholders equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002 be included in Macrovision's 2002 Annual Report on Form 10-K.

Dated:  April __, 2003

                                 AUDIT COMMITTEE
                             William Stirlen (Chair)
                                 Donna S. Birks
                                Thomas Wertheimer

HOW DO WE COMPENSATE DIRECTORS?

         Each of our outside directors receives a fee of $1,000 for each board meeting and $750 for each compensation, audit and nominating committee meeting he or she attends. No other member of the board of directors currently receives a fee for attending board or committee meetings.

         Non-employee director compensation, other than meeting fees for 2002, is as set forth below:

         1. The initial option granted to each new outside director is 40,000 shares, vesting monthly over a three-year period.

         2. The option granted on each outside director's anniversary date after the initial option grant is 15,000 shares, vesting monthly over a one-year period.

         3. Each outside director is paid in addition to meeting fees, an annual retainer of $30,000 payable in cash in four equal installments on the first day of January, April, July and October to those directors who are serving on the board on such payment dates.

         Due to the increased oversight responsibilities required of our directors to meet new corporate governance obligations imposed by the Sarbanes-Oxley Act of 2002, we are currently considering increasing our director compensation for 2003.

         The following outside directors were granted options to purchase common stock pursuant to the 1996 Directors Stock Option Plan during 2002:


NAME                             NUMBER OF SHARES          EXERCISE PRICE
--------------------------    ----------------------    --------------------

Donna S. Birks                        15,000                   $ 24.76
Steven G. Blank                       40,000                   $ 22.81
William Stirlen                       15,000                   $ 24.76
Thomas Wertheimer                     15,000                   $ 10.60

HOW DO WE COMPENSATE EXECUTIVE OFFICERS?

         COMPENSATION.

         The following table sets forth all compensation for 2002, 2001 and 2000 awarded to, earned by, or paid for services rendered to Macrovision in all capacities by Macrovision's chief executive officer and our next four most highly compensated executive officers, who, together, are our "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                            ANNUAL COMPENSATION           COMPENSATION
                                                         --------------------------------------------------
                                                                                      SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR         SALARY       BONUS(1)           OPTIONS(2)          COMPENSATION(3)
---------------------------                     ----         ------       --------           ----------          ---------------
William A. Krepick                              2002        $ 250,000    $  55,000            80,000               $ 13,315
President and Chief Executive Officer           2001          250,000           --           170,000                 14,358
                                                2000          250,000      105,000            66,000                 15,200

Carol A. Flaherty                               2002        $ 195,000    $  62,000            55,000               $ 13,835
Sr. Vice President                              2001          180,625        8,201            50,000                    200
   Video Technology Division                    2000          167,083       75,000            10,000                    300

Brian R. Dunn                                   2002        $ 195,000    $  59,000            55,000               $  8,501
Sr. Vice President                              2001          194,886        8,201            55,000                  3,932
   New Business Development                     2000(4)       180,000       75,000            16,000                  4,790

Ian R. Halifax                                  2002        $ 200,000    $  44,000            65,000                $ 8,501
Sr. Vice President, Finance and                 2001          188,166        8,201            55,000                  3,703
   Administration, Chief Financial Officer      2000          172,872       75,000            60,000                  2,778
   and Secretary

Mark S. Belinsky                                2002        $ 210,000    $  39,000            65,000                 $  300
Sr. Vice President and General                  2001          202,159           --            60,000                  3,755
   Manager, Music Technology Division           2000(4)       182,035       85,000            35,000                  4,497
___________

(1) Represents bonuses pursuant to the Executive Incentive Plan and bonuses approved by the compensation committee in addition to Executive Incentive Plan bonuses earned for services rendered in each year indicated although all or some portion may have been paid in a subsequent year.

(2) Represents number of shares of Common Stock subject to options granted in each year indicated and adjusted for stock dividends distributed in March 2000.

(3) Includes for each Named Officer some or all of the following: (i) company contributions to the 401(k) Plan, (ii) taxable compensation for value of life insurance coverage over $50,000, (iii) buy-back of accrued vacation over allowable annual maximum, (iv) taxable health club membership incentive reimbursement, and (v) cash holiday gift of $300 in 2000, $200 in 2001 and $300 in 2002 given to all employees.

(4) The board of directors made a determination in 2001 to pay Mr. Dunn and Mr. Belinsky a bonus of $25,000 each for their work in completing the GLOBETROTTER Software, Inc. acquisition in 2000. This bonus is included in the above table in the year 2000.

         EMPLOYMENT CONTRACTS WITH NAMED OFFICERS

         In April 2001, we entered into executive severance and arbitration agreements with Mr. Krepick, Ms. Flaherty, Mr. Dunn and Mr. Belinsky, in connection with their employment with Macrovision. Under the agreements, in the event of a change in control of Macrovision, the executive officers are entitled to receive minimum severance payments in the form of six months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In such event, the unvested options of these executive officers will immediately vest if they are terminated or constructively terminated within 90 days prior to the change in control, or twelve months following the change in control.

         In October 1999, we entered into an employment agreement with Mr. Halifax. This agreement was substantially modified in June 2002 when we entered into an executive severance and arbitration agreement with Mr. Halifax. Under the 2002 agreement, in the event of a change in control of Macrovision, Mr. Halifax is entitled to receive severance payments in the form of 12 months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In the event of a change in control, all of Mr. Halifax's unvested options will immediately vest if he is terminated or constructively terminated within 90 days prior to the change in control, or twelve months following the change in control. Mr. Halifax also is entitled to such 12-month salary continuation benefit and to immediate vesting of stock options that otherwise would vest within 12 months, if Macrovision terminates his employment without cause unrelated to a change in control.

         OPTION EXERCISES AND HOLDINGS

         The following table sets forth information regarding option grants pursuant to Macrovision's 2000 Equity Plan during 2002 to each of the Named Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                            OPTION GRANTS IN LAST FISCAL YEAR

                                                   (INDIVIDUAL GRANTS)

                            NUMBER OF        PERCENT OF
                              SHARES        TOTAL OPTIONS                                 POTENTIAL REALIZABLE VALUE AT
                            UNDERLYING       GRANTED TO        EXERCISE                   ASSUMED ANNUAL RATES OF STOCK
                             OPTIONS          EMPLOYEES       PRICE PER    EXPIRATION     PRICE APPRECIATION FOR OPTION
NAME                        GRANTED(1)         IN 2002          SHARE         DATE                   TERM(2)
----                        ----------     --------------     ---------    ----------      ---------------------------
                                                                                               5%              10%
                                                                                           ----------     ------------
William A. Krepick            50,000            2.4%           $ 25.30      04/19/12       $ 795,552      $ 2,016,084
                              30,000            1.4%             13.90      06/06/12         262,249          664,591

Carol A. Flaherty              5,000            0.2%           $ 35.39      01/09/12       $ 111,283      $   282,013
                              40,000            1.9%             25.30      04/19/12         636,441        1,612,867
                              10,000            0.5%             13.90      06/06/12          87,416          221,530

Brian R. Dunn                  5,000            0.2%           $ 35.39      01/09/12       $ 111,283      $   282,013
                              40,000            1.9%             25.30      04/19/12         636,441        1,612,867
                              10,000            0.5%             13.90      06/06/12          87,416          221,530

Ian R. Halifax                 5,000            0.2%           $ 35.39      01/09/12       $ 111,283      $   282,013
                              50,000            2.4%             25.30      04/19/12         795,552        2,016,084
                              10,000            0.5%             13.90      06/06/12          87,416          221,530

Mark S. Belinsky               5,000            0.2%           $ 35.39      01/09/12       $ 111,283      $   282,013
                              50,000            2.4%             25.30      04/19/12         795,552        2,016,084
                              10,000            0.5%             13.90      06/06/12          87,416          221,530
___________

(1) Options granted in 2002 under the 2000 Equity Incentive Plan were incentive stock options or nonstatutory stock options that were granted at fair market value and that vest over a three-year vesting period. Options expire ten years from the date of grant, subject to earlier termination if the optionee's employment terminates.

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Macrovision's estimate or projection of future common stock prices. Potential gains are net of the exercise price, but before taxes associated with the exercise. The potential realizable dollar value is the product of: (a) the difference between (i) the product of the per share market price at the time of grant and, for each year in the remaining option term, the sum of 1 plus the adjusted stock price appreciation rate and (ii) the per share exercise price of the option, and (b) the number of securities underlying the grant at year end. This value calculation does not take into account the exercise price relative to the market price of the stock, E.G., it does not consider underwater options.

         The following table sets forth the number of shares acquired by each Named Officer upon the exercise of stock options during 2002 and the number of shares covered by both exercisable and unexercisable stock options held by each Named Officer at December 31, 2002. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and $16.04 per share, which was the closing price of the common stock on the Nasdaq National Market on December 31, 2002. We have retroactively updated the share numbers in this table to take into account all of our stock splits and stock dividends.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                                                                 OPTIONS                   IN-THE-MONEY OPTIONS AT FISCAL
                                                            AT FISCAL YEAR-END                        YEAR-END
                                                        -----------------------------      ------------------------------
                             SHARES
                            ACQUIRED        VALUE
NAME                      ON EXERCISE     REALIZED      EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                      -----------     --------      -----------     -------------      -----------      -------------
William A. Krepick            85,324     $1,429,304        178,499           235,777       $ 1,032,481        $  64,200

Carol A. Flaherty              1,000     $   29,115         76,556            94,444       $   406,280        $  21,400

Brian Dunn                    11,984     $   21,751         33,794           100,222       $    58,156        $  21,400

Ian R. Halifax                    --     $       --        124,454           132,222       $        --        $  21,400

Mark S. Belinsky              30,000     $  349,800         37,500           122,500       $        --        $  21,400

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER OF MACROVISION'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE.

         EXECUTIVE COMPENSATION PHILOSOPHY

         We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. Our compensation practices encourage and motivate these individuals to achieve superior performance. This underlying philosophy pertains specifically to executive compensation, as well as employee compensation at all other levels throughout the organization.

         Our executive compensation program is administered by the compensation committee of the board. The role of the compensation committee, which is comprised entirely of outside non-employee directors, is to review and approve the base salaries, bonuses, stock options and other compensation of the executive officers and management-level employees of Macrovision. The compensation committee also administers our stock incentive plans and makes grants of stock options and other awards to executive officers under the 1996 and 2000 Equity Incentive Plans.

         The compensation committee has designed Macrovision's executive compensation program to support what the committee believes to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize equity incentives, the committee links a significant portion of executive compensation to the achievement of specific revenue and earnings targets that we believe are fundamental to building shareholder value through the market performance of our common stock. The objectives of our program are:

         o To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance and the performance of Macrovision;

         o To align the interests of executives with the long-term interests of stockholders through awards whose value over time depends upon the market value of Macrovision's common stock;

         o To promote the attraction and long-term retention of talented executives; and

         o To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

         We also provide our executives with standard employee benefits, such as participation in our 401K retirement, employee stock purchase, and health benefit plans.

         Cash Compensation
         -----------------

         The compensation committee reviews technology company executive compensation surveys to ensure that the total cash compensation provided to executive officers and senior management remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. The compensation of executive officers is reviewed annually by the compensation committee.

         Bonuses
         -------

         We maintain an Executive Incentive Plan under which cash bonuses may become payable to our executive officers and other management employees based on reaching company and individual goals. For 2002, the compensation committee approved cash bonuses earned under our Executive Incentive Plan and additional cash bonuses for specific senior management and executive staff that were determined based on individual performance objectives.

         Equity-Based Compensation
         -------------------------

         In 2002, the compensation committee emphasized equity-based compensation, principally in the form of stock option grants, as a cornerstone of our executive compensation program. Equity awards typically are set by the compensation committee based on industry surveys, each officer's individual performance and achievements, market factors and the recommendations of executive management.

         During 2002, executive officers of Macrovision received new option grants under the 1996 Equity Plan and the 2000 Equity Plan at exercise prices equal to the fair market value of our common stock on the dates of grant. These options vest over a three-year period after grant, subject to the participant's continued employment with Macrovision. All options granted under the 1996 Equity Plan and the 2000 Equity Plan expire ten years from the date of grant, unless a shorter term is provided in the option agreement or the participant's employment with Macrovision terminates before the end of such ten-year period.

         DEDUCTIBILITY OF COMPENSATION

         As part of the Omnibus Reconciliation Act of 1993, Section 162(m) was added to the Internal Revenue Code. Section 162(m) limits the deduction of compensation paid to the chief executive officer and other named executive officers to the extent the compensation of a particular executive exceeds $1 million, unless such compensation was based on predetermined quantifiable performance goals, the material terms of which are approved by stockholders, or paid pursuant to a written contract that was in effect on February 17, 1993.

         The compensation committee will continue to review and modify Macrovision's compensation practices and programs as necessary to ensure Macrovision's ability to attract and retain key executives while taking into account the deductibility of compensation payments. Under the 1996 Equity Plan and the 2000 Equity Plan, award of stock options and performance stock are designed generally to satisfy the deductibility requirements of Section 162(m). However, such plans contain provisions under which certain types of awards, if granted, may not be fully deductible. The Executive Incentive Plan permits the compensation committee to have flexibility in rewarding senior management for extraordinary contributions that cannot properly be recognized under a predetermined quantitative plan, and, therefore, bonuses to our Named Officers under such plan generally will be counted against the $1 million limitation on deductible compensation, and any compensation in excess of such limitation will not be deductible by us. Neither the CEO nor any executive officers received compensation in excess of such limitation.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Krepick, Macrovision's Chief Executive Officer, received a base salary and participated in our Executive Incentive Plan during 2002. Mr. Krepick received a bonus of $55,000 under our Executive Incentive Plan and a $300 holiday bonus outside the Executive Incentive Plan, both approved by the compensation committee for services rendered during 2002. Mr. Krepick also received a flexible time-off cash out for earned but unused vacation of $13,015. In addition, Mr. Krepick was entitled to the following benefits which also were provided to Macrovision's other executive officers: (i) company contributions to the 401(k) Plan, (ii) taxable compensation for value of life insurance coverage over $50,000, (iii) buy-back of accrued vacation over allowable annual maximum, and (iv) taxable health club membership incentive reimbursement capped at $300.

Dated:  April __, 2003

                             COMPENSATION COMMITTEE
                            Thomas Wertheimer (Chair)
                                 Donna S. Birks
                                 Steven G. Blank
                                 William Stirlen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Except for Donna Birks who was employed by Macrovision from 1992 to 1994 as Vice President, Finance and Chief Financial Officer, none of the members of the compensation committee during 2002 has ever been an officer or employee of Macrovision or any of its subsidiaries. The compensation committee made all decisions regarding compensation of executive officers for 2002.

PERFORMANCE GRAPH

         The following graph compares, for the period from December 31, 1997, the cumulative total stockholder return for Macrovision, the Nasdaq Composite Index (the "Nasdaq Composite Index"), the S&P 500 Composite Index (the "S&P 500") and the Russell 2000 Index ("Russell 2000"). Measurement points are the last trading day of each of Macrovision's fiscal years ended December 31, 1997, 1998, 1999, 2000, 2001 and 2002. The graph assumes that $100 was invested on December 31, 1997 in the common stock of Macrovision, The Nasdaq Composite Index, the S&P 500 and the Russell 2000, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

         THE GRAPH DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER OF MACROVISION'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS GRAPH BY REFERENCE.

                  [Cumulative Total Return graph depicted here]

                             MACROVISION                NASDAQ
                             CORPORATION           COMPOSITE INDEX         S&P 500         RUSSELL 2000 INDEX
                         ---------------------     -----------------     -------------    ---------------------
December 31, 1997             $   100                   $ 100               $ 100              $ 100
December 31, 1998             $   266                   $ 140               $ 129              $  98
December 31, 1999             $   932                   $ 260               $ 156              $ 118
December 31, 2000             $ 1,865                   $ 159               $ 141              $ 115
December 31, 2001             $   887                   $ 126               $ 125              $ 118
December 31, 2002             $   404                   $  87               $  97              $  95

EQUITY COMPENSATION PLANS

         The following table gives information about our common stock that may be issued under our existing equity compensation plans as of April 22, 2003, including our 1996 Directors Plan, as amended, 1996 Equity Incentive Plan, as amended, 1996 Employee Stock Purchase Plan, as amended and 2000 Equity Incentive Plan, as amended.

                                  Number of securities
                                   to be issued upon              Weighted average            Numer of securities
                                      exercise of                 exercise price of           remaining available
                                  outstanding options,           outstanding options,                for
Plan category                     warrants and rights            warrants and rights            future issuance
-------------                     -------------------            -------------------            ---------------
Equity compensation plans
approved by security
holders                                [7,154,238]                     [$  29.14]                [1,003,922](1)

Equity compensation plans
NOT approved by security
holders                                          0                     $       0                             0

Total                                  [7,154,238]                     [$  29.14]                   [1,003,922]
___________

(1)      Includes [285,169; 311,513; 205,000 and 202,240] shares that are reserved for issuance under the 2000 Equity Incentive Plan, 1996 Equity Incentive Plan, 1996 Director's Plan and the 1996 Employee Stock Purchase Plan, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Macrovision has not been a party to nor does Macrovision have any currently proposed transaction or series of similar transactions that involve an amount greater than $60,000 and in which any director, executive officer or holder of more than 5% of Macrovision's common stock had or will have a direct or indirect material interest other than (a) compensation agreements, which are described elsewhere in this proxy statement, where required, and (b) the transactions described below.

         TRANSACTIONS WITH MATTHEW CHRISTIANO AND SALLIE CALHOUN

         On March 1, 2002, we relocated our two California offices to our new headquarters at 2830 De La Cruz Blvd., Santa Clara, California 95050. Prior to the move, GLOBETROTTER Software, Inc., our wholly-owned subsidiary, leased its offices at 1530 Meridian Avenue, San Jose, California from the Christiano Family Trust. Matthew Christiano and his wife, Sallie Calhoun, are the trustees of the Christiano Family Trust. Matthew Christiano is a director and officer of Macrovision and Sallie Calhoun was an employee of Macrovision. Additionally, Mr. Christiano and Ms. Calhoun beneficially own more than 10% of Macrovision's common stock. The lease agreement was terminated on March 15, 2002. For the first 2-1/2 months of 2002, GLOBETROTTER paid rent and related expenses of $149,115 for the entire leased space.

         Effective July 1, 2002, Mr. Christiano voluntarily resigned his position as our Chief Technology Officer. Mr. Christiano is no longer involved in the day-to-day operations of Macrovision, but has continued his employment, acting in an advisory capacity to the management team. Pursuant to a key employee agreement dated August 31, 2000, and amended on July 8, 2002, Mr. Christiano receives an annual salary of $180,000. The term of the agreement is through August 31, 2003.

         TRANSACTION WITH BRIAN DUNN'S BROTHER

         From August through November 2002, we paid $70,000 to IPR, Inc., a public relations consulting firm. Brian Dunn is one of the Named Officers of Macrovision. Mr. Dunn's brother, Edward Dunn, is a subcontractor for IPR, and received compensation from IPR of $24,000 during this period. IPR was selected by Mr. Krepick and Mr. Halifax on the recommendation of the executive staff.

         TRANSACTION WITH CAROL FLAHERTY

         Ms. Flaherty and her husband, John Flaherty, rent a house to Louis Draper, an executive of Raymond James & Associates. Raymond James is an investment and financial services company, and provides broker reports and analysis regarding Macrovision. The original contact was through a local independent realtor and the rent is at market rates. Raymond James pays the rent of $6,000 per month to the Flahertys in accordance with the terms of a one-year relocation package offered to Mr. Draper. Mr. Flaherty manages the property. The lease is through March 15, 2004.

DIRECTOR-RELATED BANKRUPTCY PROCEEDINGS

         Donna Birks, a director of Macrovision, served as Executive Vice President and Chief Financial Officer of Adaptive Broadband Corp. from December 1997 to January 2001. Adaptive Broadband filed for a petition under the Federal bankruptcy laws in July 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file reports of ownership and reports of changes in ownership of common stock with the Securities and Exchange Commission. The Securities and Exchange Commission requires officers, directors and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

         To our best knowledge, based solely on a review of the copies of such forms and certifications furnished to us, we believe that all Section 16(a) filing requirements were complied with during 2002.

                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Our bylaws provide that the number of directors shall be not less than five nor more than nine until changed by a bylaw amendment approved by our stockholders. The exact number of directors is fixed from time to time, by a bylaw or bylaw amendment approved by the board of directors. Currently, the number of directors is fixed at seven.

         Our nominating committee has nominated seven directors to stand for election. Each director will be elected to hold office until the next annual meeting and until a successor is elected and qualified. All of our nominees for director are currently members of our board of directors. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Macrovision is not aware of any nominee who will be unable to serve or will not serve as a director. Information about the nominees is set forth below, under the heading "Who Are the Seven Directors Standing for Election?"

WHO ARE THE SEVEN DIRECTORS STANDING FOR ELECTION?

                              Director
      NAME                       AGE          SINCE                   POSITION
      ----                       ---          -----                   --------
      John O. Ryan                57          1987         Chairman of the Board of Directors
      William A. Krepick          57          1995         Director
      Matthew Christiano          50          2000         Director
      Donna S. Birks              47          1997         Independent Director
      William Stirlen             64          1997         Independent Director
      Thomas Wertheimer           64          1997         Independent Director
      Steven G. Blank             49          2002         Independent Director

         DIRECTOR BIOGRAPHIES

         JOHN O. RYAN. Mr. Ryan is a co-founder of Macrovision and an inventor of its core video copy protection technologies. He has served as Chairman of the Board of Directors since June 1991, served as our Chief Executive Officer from June 1995 to October 2001, and served as Secretary from June 1991 to May 1999. He has been a director since June 1987 and served as our Vice-Chairman of the Board of Directors from 1987 until June 1991. He also served as General Partner of the partnership predecessor of Macrovision from 1985 to 1987 and as President and Secretary of the corporate predecessor from 1983 to 1985. Prior to founding Macrovision, Mr. Ryan was Director of Research and Development of Ampex Corporation's broadcast camera group. Mr. Ryan holds more than 50 patents and has 11 patent applications pending in the fields of video copy protection, video scrambling, audio information dissemination, and television camera technology. Mr. Ryan took undergraduate courses in Physics and Math at the University of Galway in Ireland and received a Full Technological Certificate in Telecommunications from the City and Guilds Institute of London. Mr. Ryan is also a director of Command Audio Corporation.

         WILLIAM A. KREPICK. Mr. Krepick has served as a director since November 1995, as our President since July 1995, and as our Chief Executive Officer since October 2001. He has been with Macrovision since November 1988, and served as Vice President, Sales and Marketing until June 1992, Senior Vice President, Theatrical Copy Protection from July 1992 to June 1995 and Chief Operating Officer from July 1995 to October 2001. Prior to joining Macrovision, Mr. Krepick held several executive marketing management positions over a ten-year period with ROLM Corporation, a telecommunications equipment manufacturing company. Mr. Krepick holds a B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University. Mr. Krepick is also a director of Digimarc Corporation.

         MATTHEW CHRISTIANO. Mr. Christiano is an employee of Macrovision, and served as our Chief Technology Officer from September 2000 until July 2002. From 1982 to September 2000 Mr. Christiano served as Chief Executive Officer of GLOBETROTTER Software, Inc. Mr. Christiano was appointed to Macrovision's board of directors in October 2000. Mr. Christiano has over 25 years of experience in software engineering and general management. He is the chief architect of the GLOBETROTTER FLEXlm(R)electronic license management software that is the basis of our electronic licensing business. He holds two U.S. patents in the field of licensing management. Prior to founding GLOBETROTTER, Mr. Christiano was one of the original developers of UNIX-based silicon compilation tools at Silicon Compiler Systems (later acquired by Mentor Graphics). Mr. Christiano holds B.S. and M.E.E. degrees in Electrical Engineering from Rice University.

         DONNA S. BIRKS. Ms. Birks has served as a director since May 1997. Ms. Birks currently provides management and financial consulting services to technology companies. From December 1997 to January 2001 she served as Executive Vice President and Chief Financial Officer at Adaptive Broadband Corp., and from August 1994 to June 1997, she served as Vice President, Finance and Administration and Chief Financial Officer at ComStream. She has also held senior management positions at GTE Spacenet, Macrovision, and Contel ASC. Ms. Birks holds a B.A. degree in Business Administration from George Mason University in Fairfax, Virginia and an M.S. degree in Finance from American University in Washington, D.C.

         WILLIAM STIRLEN. Mr. Stirlen has served as a director since May 1997. Mr. Stirlen has been a consultant to technology companies from February 1994 to present. As a consultant, he has held various executive offices with Open Text Corporation, an intranet software company headquartered in Waterloo, Ontario, since June 1996, serving as Chief Financial Officer until October 1997 and as Executive Vice President of Corporate Development until October 1998. From March 1993 to February 1994, he served as Chief Financial Officer of Supercuts, Inc. He has also held senior management positions at Computer Consoles Inc. and Trimble Navigation Ltd. Mr. Stirlen holds a B.A. degree from Yale University and an M.B.A. in Finance from Northwestern University.

         THOMAS WERTHEIMER. Mr. Wertheimer has served as a director since July 1997. He has served as a consultant to Universal Studios since January 1996. From 1992 to January 1996, Mr. Wertheimer served as Executive Vice President and Chairman of the Home Video and Television Groups of MCA, Inc. He also serves as President of the KCRW Foundation. Mr. Wertheimer holds a B.A. degree from Princeton University and an LL.B. from Columbia University.

         STEVEN G. BLANK. Mr. Blank has served as a director since April 2002. He has served as a consultant to venture capital firms and technology companies from September 1999 to present. From October 1996 to September 1999 he was a co-founder and served as President, and Vice President of Marketing at E.piphany Inc. and from August 1993 to September 1997, he was a co-founder, and served as CEO of Rocket Science Games. Prior to that he was a co-founder of Ardent (graphics supercomputer company) and MIPS Computers (RISC processor/systems company). Mr. Blank has over 25 years of experience in high technology companies and general management as a founder and executive. Mr. Blank sits on the board of Immersion Corporation as well several private technology startups.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL SEVEN NOMINEES FOR DIRECTOR.

                 PROPOSAL 2: AMENDMENT TO OUR ESPP TO AUTHORIZE
               THE ISSUANCE OF AN ADDITIONAL 1,500,000 SHARES AND
                   TO EXTEND THE TERM BY AN ADDITIONAL 2 YEARS

GENERAL

         In December 1996, we adopted the 1996 Employee Stock Purchase Plan (the "ESPP") under which 560,000 shares of our common stock (after adjustment for stock splits and stock dividends) initially were reserved for issuance. On June 6, 2002, the stockholders approved an increase of 250,000 in the number of shares authorized to be issued under the ESPP. On April __, 2003, the board of directors approved an additional increase of 1,500,000 in the number of shares authorized to be issued under the ESPP, and we are now seeking ratification and authorization from the stockholders for such an increase.

WHY DO WE NEED TO INCREASE THE SHARES RESERVED FOR ISSUANCE AND EXTEND THE ESPP BY AN ADDITIONAL 2 YEARS?

         For the year ended December 31, 2002, employees purchased 89,280 shares of common stock under the ESPP. As of April 22, 2003, only [202,240] shares of our common stock (from the 810,000 shares reserved to date) remained available for future issuances under the ESPP. The relatively small number of shares remaining under the ESPP will not be adequate for future employee purchases.

         The ESPP was adopted by our board of directors on December 3, 1996, and the stockholders approved the plan on February 25, 1997. Unless intervening action is taken, the ESPP by its terms will terminate on December 3, 2006.

WHAT ARE THE PROPOSED AMENDMENTS TO THE ESPP?

         Below are the proposed amendments that replace Section 4.1 and Section 15 of the ESPP. If you approve this proposal, the additional awards available under the ESPP will be subject to the same terms and provisions that are currently in the ESPP.

         Amended Section 4.1 provides as follows:

         As of April __, 2003, there shall be reserved for issue upon the exercise of options granted under this Plan one million seven hundred two thousand two hundred forty (1,702,240) shares of Common Stock ("Plan Shares"), subject to adjustment as provided in Section 12 hereof. If any purchase rights granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

         Amended Section 15 provides as follows:

         The Plan will terminate automatically on the earlier of termination by the Board, issuance of all the shares reserved under the Purchase Plan or December 3, 2008. No offering shall be initiated hereunder after termination of the Plan, but such termination shall not affect the validity of any purchase rights then outstanding.

         THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE ESPP. HOWEVER, THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL OF THE PROVISIONS OF THE ESPP, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AMENDED ESPP THAT WAS FILED ELECTRONICALLY WITH THIS PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE 1996 STOCK EMPLOYEE PURCHASE PLAN IS AVAILABLE FROM MACROVISION'S SECRETARY AT THE ADDRESS ON THE COVER OF THIS DOCUMENT.

WHAT IS THE PURPOSE OF THE ESPP?

         The purpose of the ESPP is to grant to our employees, a favorable opportunity to acquire our common stock, thereby encouraging all employees to accept, or to continue in, employment with us; increasing the interest of all employees in our welfare through participation in the growth and value of our common stock; and furnishing employees with an incentive to improve our operations and increase our profits.

WHO IS ELIGIBLE TO PARTICIPATE?

         Each of our employees, including officers and employee directors, whose customary employment with Macrovision is at least twenty hours per week and more than five months in any calendar year, is eligible to participate in the ESPP. However, no employee may be granted a purchase right under the ESPP to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of all classes of outstanding capital stock of Macrovision.

HOW MANY SHARES WILL BE AVAILABLE UNDER THE ESPP?

         A total of 202,240 shares of common stock remain available for future purchases under the ESPP. If this proposal is approved, the number of shares of common stock available for future purchases will be increased to 1,702,240. If any purchase rights granted under the ESPP expire or are terminated for any reason without having been exercised in full, the unpurchased shares shall be available for reissue under the ESPP.

WHO ADMINISTERS THE ESPP?

         The ESPP is administered by the plan administrator, which is our compensation committee. The plan administrator has sole authority to interpret the ESPP and make all determinations deemed necessary or advisable for administration of the ESPP.

CAN THE ESPP BE AMENDED AND WHEN DOES IT EXPIRE?

         The board of directors may terminate or amend the ESPP, immediately after the close of an offering without the approval of stockholders. However, the board must seek stockholder approval to: (a) increase the number of shares of common stock reserved for issuance under the ESPP; (b) change the class of persons eligible to participate in the ESPP; or (c) extend the term of the ESPP.

         Prior to stockholder approval of the amendment to the plan, the ESPP will terminate automatically on the earlier of: (a) termination by the board of directors; (b) issuance of all the shares reserved under the ESPP; or (c) December 3, 2006. If stockholders approve the amendment to the plan, the ESPP will terminate automatically on the earlier of: (a) termination by the board of directors; (b) issuance of all the shares reserved under the ESPP; or (c) December 3, 2008. Whether of not stockholders approve Proposal 2, termination of the ESPP will not affect the validity of any purchase rights then outstanding.

WHAT IS THE TERM AND FREQUENCY OF THE OFFERING PERIODS?

         The ESPP is implemented through offering periods of twenty-four months in duration commencing on February 1 and August 1 of each year. Stock purchases are made in six-month intervals within each offering period.

HOW DOES AN EMPLOYEE ELECT TO PARTICIPATE?

         To participate in the ESPP an employee must complete an enrollment and payroll deduction authorization form which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares. An employee may not participate in more than one offering period at a time. The value of the purchased shares may not exceed $25,000 in any calendar year.

WHAT IS THE PURCHASE PRICE FOR SHARES SOLD IN AN OFFERING UNDER THE ESPP?

         The purchase price per share at which shares will be sold in an offering under the ESPP is 85% of the lesser of the closing price of a share our common stock, as reported on the Nasdaq National Market, on the first day of the offering period or on the last day of the applicable purchase period within the offering period.

MAY A PARTICIPANT WITHDRAW FROM AN OFFERING PERIOD?

         Each participant may withdraw from an offering period by notifying the plan administrator in writing of his or her election to withdraw at any time at or before the end of the offering period. Upon receipt of such notice by the plan administrator, all future payroll deductions will cease, and any payroll deductions previously collected during the offering period will be refunded, without interest.

WHAT HAPPENS IF A PARTICIPANT CEASES EMPLOYMENT WITH MACROVISION?

         Payroll deductions with respect to any participant in an offering will automatically terminate upon the participant's cessation of employment, retirement, permanent or total disability or death.

WHAT HAPPENS IF MACROVISION DECLARES A STOCK SPLIT OR STOCK DIVIDEND?

         In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation or similar change affecting common stock, we will make an appropriate adjustment in the purchase price, the number of shares covered by each outstanding purchase right granted under the ESPP and the aggregate number of shares of common stock reserved for issuance under the ESPP.

WHAT HAPPENS IF MACROVISION DECIDES TO ENTER INTO A MERGER OR DECIDES TO
DISSOLVE?

         In the event of our dissolution or liquidation, or we merge with and into another entity, or there is a sale of all or substantially all of our assets, each outstanding purchase right will terminate unless the surviving corporation assumes the outstanding purchase rights or replaces them with substitute purchase rights having substantially similar terms and conditions. However, if outstanding purchase rights are to terminate upon such an event, the plan administrator may provide that for some period of time prior to such event, the outstanding purchase rights may be exercisable.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES?

         The ESPP is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period for the shares. If the shares are sold or otherwise disposed of more than two years from the participant's entry date into the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the participant's entry date into the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on any such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period for the shares. Macrovision is entitled to a tax deduction only for amounts recognized as ordinary income by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

         THE FOREGOING DISCUSSION OF TAX CONSEQUENCES TO A PARTICIPANT AND TO MACROVISION ARE BASED UPON THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT. PENDING LEGISLATION OR FUTURE PROPOSALS, IF ENACTED, COULD SIGNIFICANTLY CHANGE THE TAX CONSEQUENCES.

THE MACROVISION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

          PROPOSAL 3: AMENDMENT TO OUR DIRECTORS PLAN TO AUTHORIZE THE
                    ISSUANCE OF AN ADDITIONAL 275,000 SHARES

General
-------

         The 1996 Directors Stock Option Plan (the "Directors Plan") was approved by the board of directors on December 3, 1996 and by our stockholders on February 25, 1997. On April 28, 2000, our board adopted certain amendments to the Directors Plan, including an increase in the number of shares of common stock reserved for issuance by 126,000 shares, and amended and restated the Directors Plan on June 16, 2000. Our stockholders approved these amendments on August 24, 2000. On April 16, 2002, our board adopted, and on June 6, 2002 stockholders approved an increase in the number of shares of common stock reserved for issuance by 200,000 shares. On April __, 2003, the board of directors approved an increase of 275,000 in the number of shares authorized to be issued under the Directors Plan, and the we are now seeking ratification and authorization from the stockholders for such increase.

WHY DO WE NEED TO INCREASE THE SHARES RESERVED FOR ISSUANCE?

         As of April 22, 2003, there were outstanding unexercised options to purchase [272,036] shares of our common stock, and only 205,000 shares of common stock remained available for future grants to our non-employee directors. We are currently considering increasing the size of the annual option grant to our directors and are actively seeking one or more additional outside directors to add to our board. The relatively small number of shares remaining under the Directors Plan will not be adequate for the future needs of the Company. We believe that to attract, retain and motivate our non-employee directors, the number of shares available for issuance under the Directors Plan must be increased.

WHAT IS THE PROPOSED AMENDMENT TO THE DIRECTORS PLAN?

         Below is the proposed amendment that replaces Section 5(a) of the Directors Plan. If you approve this proposal, the additional awards available under the Directors Plan will be subject to the same terms and provisions that are currently in the Directors Plan.

         Amended Section 5(a) provides as follows:

         As of April ___, 2003, there shall be reserved for issue upon the exercise of options granted under the Plan seven hundred fifty-two thousand thirty-six (752,036) shares of Common Stock. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

         THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE DIRECTORS PLAN. HOWEVER, THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL OF THE PROVISIONS OF THE DIRECTORS PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AMENDED DIRECTORS PLAN THAT WAS FILED ELECTRONICALLY WITH THIS PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE DIRECTORS PLAN IS AVAILABLE FROM MACROVISION'S SECRETARY AT THE ADDRESS ON THE COVER OF THIS DOCUMENT.

WHAT IS THE PURPOSE OF THE DIRECTORS PLAN AND WHO IS ELIGIBLE TO PARTICIPATE?

         The purpose of the Directors Plan is to retain and motivate our non-employee directors by providing them with or increasing their ownership interest in Macrovision. The Directors Plan authorizes the issuance of awards to our non-employee directors.

HOW MANY SHARES WILL BE AVAILABLE UNDER THE DIRECTORS PLAN?

         A total of 205,000 shares of common stock remain available for future grants under the Directors Plan. If this proposal is approved, the number of shares of common stock available for future grants will be increased to 480,000. This maximum number does not include the number of shares subject to the unexercised portion of any stock option that expires or is terminated. As of the April 22, 2003, there were outstanding unexercised options to purchase ______ shares of our common stock under the Directors Plan. We may reissue expired or terminated shares under new options.

WHO ADMINISTERS THE DIRECTORS PLAN?

         The board of directors administers, interprets and construes the Directors Plan, and adopts, amends and rescinds rules and regulations relating to administration.

CAN THE DIRECTORS PLAN BE AMENDED AND WHEN DOES IT EXPIRE?

         The Directors Plan will terminate automatically on December 1, 2006. The board of directors may terminate or amend the Directors Plan at any time, but no action can adversely affect rights under any outstanding option without the optionee's consent.

WHAT TYPES OF OPTIONS AND OTHER STOCK AWARDS MAY BE GRANTED?

         The Directors Plan authorizes the board of directors to grant nonstatutory stock options with an exercise price equal to the fair market value of our common stock on the date of grant.

HOW CAN OPTIONS BE EXERCISED?

         Options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. The board of directors may accelerate the exercisability of all or any portion of an option at any time.

WHEN DO OPTIONS EXPIRE?

         Options granted under the Directors Plan must be exercised within a period fixed by the board of directors, which period may not exceed ten years from the date of the grant of the option. Options will be immediately exercisable upon an optionee's death or disability while serving on the board of directors. Options may expire before the end of the option period if the optionee's service with Macrovision ceases due to resignation.

WHAT HAPPENS IF MACROVISION DECLARES A STOCK SPLIT OR STOCK DIVIDEND?

         In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, exchange or similar change affecting common stock, the board of directors will make an appropriate adjustment in the number of shares covered by each outstanding option, the aggregate number of shares for which options may be granted under the Directors Plan, and the exercise price per share of each outstanding option.

WHAT HAPPENS IF MACROVISION DECIDES TO ENTER INTO A MERGER OR DECIDES TO
DISSOLVE?

         In the event of our dissolution or liquidation, or we merge with and into another entity, or there is a sale of all or substantially all of our assets any and all outstanding options under the Directors Plan will become fully exercisable regardless of their vesting schedule. Upon the occurrence of a merger, dissolution or sale, the 1996 Director Stock Option Plan and any option thereof not exercised will terminate unless the Directors Plan and the options thereunder are assumed by the surviving corporation or new options in the successor corporation are substituted for Macrovision options.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES?

         An optionee will not recognize taxable income and we will not receive any deduction at the time of a grant of nonstatutory stock options. Upon the exercise of nonstatutory options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Macrovision may be entitled to a corresponding tax deduction. The subsequent sale of such shares by the optionee will generate short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. Such a resale by the optionee has no tax consequence to Macrovision.

         THE FOREGOING DISCUSSION OF NONSTATUTORY STOCK OPTION TAX CONSEQUENCES TO AN OPTIONEE AND TO MACROVISION ARE BASED UPON THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT. PENDING LEGISLATION OR FUTURE PROPOSALS, IF ENACTED, COULD SIGNIFICANTLY CHANGE THE TAX CONSEQUENCES OF NONSTATUTORY STOCK OPTIONS.


THE MACROVISION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 3.

           PROPOSAL 4: AMENDMENT TO OUR 2000 EQUITY PLAN TO AUTHORIZE
      THE ISSUANCE OF AN ADDITIONAL 4,000,000 SHARES AND TO ELIMINATE THE
                 SEPARATE LIMITATION ON RESTRICTED STOCK AWARDS

GENERAL

         We believe that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure our continued success. On June 16, 2000, our board of directors adopted, and on August 24, 2000 stockholders approved, the 2000 Equity Incentive Plan (the "2000 Equity Plan") as part of a continuing program to attract, retain and motivate our employees, directors and consultants. On April 16, 2002, our board adopted, and on June 6, 2002 stockholders approved an increase of 1,800,000 in the number of shares authorized to be issued under the 2000 Equity Plan. On April __, 2003, the board of directors approved an increase of an additional 4,000,000 in the number of shares authorized to be issued under the 2000 Equity Plan, and the we are now seeking ratification and authorization from the stockholders for such additional increase.

WHY DO WE NEED TO INCREASE THE SHARES RESERVED FOR STOCK OPTION AND RESTRICTED STOCK AWARDS?

         At the time of its adoption, the 2000 Equity Plan reserved 4,500,000 shares of common stock for issuance under the plan. As of April 22, 2003, [5,458,874] shares of our common stock are subject to outstanding unexercised awards and [292,169] shares of our common stock remain for future awards.

         Additionally, the 2000 Equity Plan limits the number of shares of common stock that may be used for restricted stock awards to 100,000 shares.

         We believe that in a business that is as heavily human-capital intensive as ours, options and other types of stock awards are an important factor in hiring and retaining talented personnel. In light of the current volatility of the stock market, we believe that restricted stock awards may become a more important tool for providing equity compensation to our executive employees. While we recognize the possible dilutive effect to our stockholders, we believe, on balance, the incentive that is provided by the opportunity to participate in the growth and earnings of Macrovision through the granting of awards to acquire our common stock is important to our success and, accordingly, will benefit Macrovision and our stockholders. We believe it is in the best interests of our stockholders to approve these amendments to the 2000 Equity Plan.

WHAT ARE THE PROPOSED AMENDMENTS TO THE 2000 EQUITY PLAN?

         Below are the proposed amendments that replace Section 3(a) and delete the last sentence of Section 7(a) of the 2000 Equity Plan. If you approve this proposal, the additional awards available under the 2000 Equity Plan will be subject to the same terms and provisions that are currently in the 2000 Equity Plan, except that the 100,000 share limitation on restricted stock awards will no longer apply.

         Amended Section 3(a) provides as follows:

         As of April __, 2003, the maximum number of shares of Stock reserved and available for the grant of Awards under the Plan shall be nine million seven hundred fifty-one thousand forty-three (9,751,043) shares. For purposes of this limitation, the shares of Stock underlying any Awards which expire or which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than five hundred thousand (500,000) shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in shares of Stock, the right to purchase an equal number of shares of Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares of Stock shall no longer be available under the Plan.

         The sentence to be deleted from Section 7(a) currently provides as follows:

         Restricted Stock Awards shall be limited to a total of one hundred thousand (100,000) shares of Stock.

         THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE 2000 EQUITY PLAN. HOWEVER, THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL OF THE PROVISIONS OF THE 2000 EQUITY PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AMENDED 2000 EQUITY PLAN THAT WAS FILED ELECTRONICALLY WITH THIS PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE 2000 EQUITY PLAN IS AVAILABLE FROM MACROVISION'S SECRETARY AT THE ADDRESS ON THE COVER OF THIS DOCUMENT.

WHAT IS THE PURPOSE OF THE 2000 EQUITY PLAN AND WHO IS ELIGIBLE TO PARTICIPATE?

         The purpose of the 2000 Equity Plan is to provide our employees, non-employee directors, consultants and independent contractors with a direct stake in Macrovision's welfare to ensure a closer identification of their interests with those of Macrovision, thereby stimulating their efforts on behalf of Macrovision and strengthening their desire to remain with Macrovision.

HOW MANY SHARES WILL BE AVAILABLE UNDER THE 2000 EQUITY PLAN?

         A total of 4,500,000 shares of common stock were originally authorized for issuance under the 2000 Equity Plan, with an additional 1,800,000 shares authorized for issuance on June 6, 2002. As of April 22, 2003, there were [292,169] shares of common stock remaining available for future awards. If this proposal is approved, the number of shares of common stock available for future awards will be increased to [4,292,169]. This maximum number does not include the number of shares subject to the unexercised portion of any stock award that expires or is terminated. As of the April 22, 2003, there were outstanding unexercised options to purchase [5,458,874] shares of our common stock under the 2000 Equity Plan. We may reissue shares subject to expired or terminated options under new awards. The maximum number of options and stock appreciation rights that we may grant to any individual in any calendar year is for 500,000 shares.

WHO ADMINISTERS THE 2000 EQUITY PLAN?

         The 2000 Equity Plan is administered by our plan administrator, which is our compensation committee. The plan administrator determines who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).

CAN THE 2000 EQUITY PLAN BE AMENDED AND WHEN DOES IT EXPIRE?

         The 2000 Equity Plan does not have an expiration date. However, no incentive stock options may be granted under the 2000 Equity Plan after May 31, 2010. The board of directors may, at any time, amend or discontinue the 2000 Equity Plan, and the plan administrator may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding option without the optionee's consent.

WHAT TYPES OF AWARDS MAY BE GRANTED?

         The 2000 Equity Plan authorizes the plan administrator to grant options that are either incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) or nonstatutory stock options. Incentive stock options may be granted to employees at a purchase price not less than 100% of the fair market value of a share of our common stock on the date of the grant. If incentive stock options are granted to any employee owning greater than 10% of our outstanding stock, then the exercise price for that employee will be not less than 110% of the fair market value of a share of our common stock on the date of grant. Nonstatutory stock options will be granted at a purchase price not less than 85% of the fair market value of a share of our common stock on the date of grant. The 2000 Equity Plan authorizes the plan administrator to grant stock appreciation rights in connection with, or independently of, all or part of any stock option, and allows for the issuance of restricted stock awards, which, prior to stockholder approval of the amendment to the plan, are limited to a total of 100,000 shares of our common stock.

WHAT ARE STOCK APPRECIATION RIGHTS?

         The 2000 Equity Plan authorizes the plan administrator to grant stock appreciation rights either as a separate award or in tandem with any stock option grant. A stock appreciation right entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of fair market value of a share of our common stock at the date of exercise over the price of the award previously specified by the administrator, multiplied by the number of shares as to which the holder is exercising the award. We have not granted stock appreciation rights in the past. We may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. To the extent a stock appreciation right is cancelled, any related stock option will also be cancelled and, to the extent that a related stock option is cancelled, the stock appreciation right will also be cancelled.

WHAT ARE RESTRICTED STOCK AWARDS?

         The 2000 Equity Plan authorizes the plan administrator to grant restricted stock awards. A restricted stock award is an award entitling the recipient to acquire shares of our common stock subject to such restrictions and conditions as the administrator may determine, which price shall be not less than 85% of the fair market value of our common stock on the date of issuance. Such restricted stock issuances may, at the discretion of the administrator, be based on continuing employment (or other business relationship) with Macrovision and its subsidiaries or the achievement of pre-established performance goals and objectives. Currently, the restricted stock awards are limited under the plan to 100,000 shares of common stock. If adopted, the proposed amendment to the 2000 Equity Plan would provide that any amount of shares remaining under the plan could be issued as restricted stock awards.

HOW CAN OPTIONS BE EXERCISED?

         Awards granted under the 2000 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. The plan administrator may accelerate the exercisability of all or any portion of an option at any time.

WHEN DO OPTIONS EXPIRE?

         Awards granted in the form of options under the 2000 Equity Plan must be exercised within a period fixed by the plan administrator, which period may not exceed ten years from the date of the grant of the option. Options may expire before the end of the option period if the optionee's service with Macrovision ceases for any reason, including death, disability, retirement or termination.

WHAT HAPPENS IF MACROVISION DECLARES A STOCK SPLIT OR STOCK DIVIDEND?

         In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, exchange or similar change affecting common stock, the plan administrator will make an appropriate adjustment in the maximum number of shares reserved for issuance under the 2000 Equity Plan, the number and kind of shares covered by each outstanding option or other award, the aggregate number and/or kind of shares subject to any then outstanding awards, and the exercise price per share in respect of each outstanding option or other award.

WHAT HAPPENS IF MACROVISION DECIDES TO ENTER INTO A MERGER OR DECIDES TO
DISSOLVE?

         In the event of our dissolution or liquidation, or we merge with and into another entity, or there is a sale of all or substantially all of our assets, the 2000 Equity Plan and any option or other award or portion thereof not exercised will terminate unless the 2000 Equity Plan and the options and other awards thereunder are assumed by the surviving corporation or new options or other awards in the successor corporation are substituted for Macrovision options or other awards. If the surviving corporation does not assume all outstanding stock option awards or make such substitutions each optionee will have the right to exercise all of his or her options, regardless of their vesting schedule.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO INCENTIVE STOCK OPTIONS?

         An optionee will not realize taxable income and we will not receive any deduction at the time of a grant or exercise of incentive stock options. Any gain or loss realized upon the disposition of the shares acquired by an optionee upon the exercise of incentive stock options, if the disposition occurs more than two years after the date of grant and more than one year after the date of exercise, will be treated as long-term capital gain or loss. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income, unless such shares are disposed of in the year of exercise.

         If the shares received upon exercise of an incentive stock option are disposed of prior to the end of the applicable holding periods described above, the difference between: (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares, and
(b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Macrovision will be entitled to a corresponding tax deduction. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares.

         To the extent that the aggregate option price of an optionee's incentive options that become exercisable in any year exceeds $100,000, such options will be treated as nonstatutory options. If incentive options are exercised more than three months after the optionee's employment with us has ended, the incentive options will be treated as nonstatutory options.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO NONSTATUTORY STOCK OPTIONS?

         An optionee will not recognize taxable income and we will not receive any tax deduction at the time of a grant of nonstatutory stock options. Upon the exercise of nonstatutory options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income and subject to withholding and employment taxes. Macrovision may be entitled to a corresponding tax deduction. The subsequent sale of such shares by the optionee will generate short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. Such a resale by the optionee has no tax consequence to Macrovision.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO STOCK APPRECIATION RIGHTS?

         No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When a stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of a stock appreciation right will constitute wages for which withholding and employment taxes will be required. Macrovision will be entitled to a tax deduction in the same amount as the recipient recognizes as income. If a recipient receives common stock upon the exercise of a stock appreciation right, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares. Such a sale by the recipient has no tax consequences to Macrovision.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO RESTRICTED STOCK?

         Generally, no income will be recognized by a recipient at the time of the grant of restricted stock, unless the recipient files an election under
Section 83(b) of the Internal Revenue Code with the Internal Revenue Service within 30 days of the date of grant. If the recipient files a Section 83(b) election, he or she will have taxable ordinary income in the year of receipt in the amount of the difference, if any, between the fair market value of the stock on date of receipt and the purchase price for the stock. Otherwise, at the time the restricted stock vests, the recipient generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. Individuals subject to Section 16(b) of the Securities Exchange Act of 1934 who purchase restricted stock may be treated as vesting no earlier than six months after such purchase. The recipient's tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the recipient recognizes the compensation income. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Macrovision will be entitled to a tax deduction in the same amount as the recipient recognizes as income.

         THE FOREGOING DISCUSSION OF INCENTIVE STOCK OPTION AND NONSTATUTORY STOCK OPTION TAX CONSEQUENCES TO AN OPTIONEE AND TO MACROVISION ARE BASED UPON THE INTERNAL REVENUE CODE AS CURRENTLY IN EFFECT. PENDING LEGISLATION OR FUTURE PROPOSALS, IF ENACTED, COULD SIGNIFICANTLY CHANGE THE TAX CONSEQUENCES OF EITHER OR BOTH TYPES OF STOCK OPTIONS.

THE MACROVISION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 4.

               PROPOSAL 5: APPROVAL OF THE OPTION EXCHANGE PROGRAM

GENERAL

         After careful consideration, our board of directors has determined that it would be in the best interests of Macrovision and our stockholders to approve the exchange of options issued under our 1996 Equity Plan and 2000 Equity Plan having an exercise price greater than $28.00 for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the "Option Exchange Program"). Under the Option Exchange Program, eligible employees, other than our directors and Named Officers, will be offered the one-time opportunity to exchange their stock options that have an exercise price greater than $28.00 for a lesser number of options to be issued at least six months and one day from the date the surrendered options are cancelled. All new options will be granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of the new grant. A general description of the principal terms of the 2000 Equity Plan is set forth in PROPOSAL 4: AMENDMENT TO OUR 2000 EQUITY PLAN TO AUTHORIZE THE ISSUANCE OF AN ADDITIONAL 4,000,000 SHARES AND TO ELIMINATE THE SEPARATE LIMITATION ON RESTRICTED STOCK AWARDS. The terms of the 1996 Equity Plan are essentially identical in all material respects to the 2000 Equity Plan except that:

         o As of April 22, 2003, the 1996 Equity Plan has __________ shares remaining available for future awards and there were outstanding unexercised options to purchase ________ shares of common stock under the 1996 Equity Plan;

         o Restricted stock awards under the 1996 Equity Plan are limited to a total of 500,000 shares; and

         o No incentive stock options may be granted under the 1996 Equity Plan after November 30, 2006.

WHY DO WE NEED TO IMPLEMENT AN OPTION EXCHANGE PROGRAM?

         Stock options are a critical component of our employees' compensation. They are intended to encourage our employees to act as owners, which helps align their interests with those of stockholders. The objectives of our 1996 Equity Plan and 2000 Equity Plan are to motivate and reward personnel whose long-term employment is considered essential to Macrovision's continued progress and encourage them to continue their employment with Macrovision. Stock options encourage recipients to act in the stockholders' interests and share in Macrovision's success.

         Like many other companies in the technology industry, our stock price experienced a steep increase from mid-1999 through mid-2000. And like other technology companies, our stock price declined from a peak in 2000 through 2002, during the severe overall stock market downturn. Unfortunately, sustained adverse economic conditions have had a negative effect on the entire technology sector, including markets in which Macrovision operates. As a result of the extreme volatility in the stock market and our stock price, approximately [75]% of our stock options had exercise prices significantly higher than the stock price as of April 22, 2003.

         This means that the majority of our stock options no longer are effective as incentives to motivate and retain employees. Employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as Macrovision's stock price is lower than the applicable exercise price, they will remain on Macrovision's books with the potential to dilute stockholders' interests for up to ten years from their grant dates unless they are cancelled.

         The Option Exchange Program would provide an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of our common stock, based on the exchange ratios described below, we believe that our 1996 Equity Plan and 2000 Equity Plan will again become important tools to help motivate our employees to continue to create stockholder value.

WHY ARE WE SEEKING STOCKHOLDER APPROVAL FOR THE OPTION EXCHANGE PROGRAM?

         Approval of the Option Exchange Program is not required by law, but the 2000 Equity Plan provides that we will obtain stockholder approval before repricing stock options. We believe that sound corporate governance dictates that the Option Exchange Program not be implemented unless it is approved by you.

WHAT ARE THE PRINCIPAL TERMS OF THE OPTION EXCHANGE PROGRAM?

         Under the proposed Option Exchange Program, participating employees would surrender unexercised options they currently hold with an exercise price greater than $28.00 per share and in return receive new stock option grants to purchase fewer shares, in accordance with a specified exchange ratio. Optionees who are Macrovision employees in a country in which the program is offered on the date that the Option Exchange Program is commenced would be eligible to elect to participate, and would need to be and remain Macrovision employees continuously through the date of the new grant to receive new options. The new options would have an exercise price equal to the fair market value of our common stock on the new option grant date. The ratios of surrendered options to replacement options would vary from 1.5 to 1, to 10 to 1, depending upon the exercise price of the surrendered options.

         As of April 22, 2003, there were [5,458,874] shares of our common stock subject to outstanding unexercised options under our 1996 Equity Plan and our 2000 Equity Plan and [292,169] shares available for future grants under such plans. Of the outstanding options, as of April 22, 2003, options to purchase [1,651,709] shares of common stock would be eligible for exchange under the proposed Option Exchange Program. The market value of the common stock underlying the options eligible for exchange was [$12.75] as of April 22, 2003 based upon the closing price as reported on the Nasdaq National Market for that date. The table below reflects information on the options eligible for the Option Exchange Program.

                                           Number of Shares                                      Weighted Average
    Exercise Price of Eligible         Underlying Option as of        Weighted Average          Remaining Life of
         Employee Grants                    April 22, 2003             Exercise Price                Options
-----------------------------------    -------------------------     -------------------     -------------------------
$28.01 to $34.99                              [505,533]                   [$   29.33]                 [8.57]
$35.00 to $49.99                              [301,952]                   [$   44.78]                 [8.33]
$50.00 to $69.99                              [577,885]                   [$   59.49]                 [7.65]
$70.00 to $89.99                               [39,300]                   [$   74.86]                 [7.54]
$90.00 and above                              [227,039]                   [$  101.14]                 [7.38]

HOW WILL THE OPTION EXCHANGE PROGRAM BE IMPLEMENTED?

         The Macrovision board of directors authorized implementation of the Option Exchange Program in April 2003, upon the recommendation of the compensation committee and subject to stockholder approval of the Option Exchange Program. Both the compensation committee and the board of directors studied proposals by similarly situated companies, received recommendations from a leading independent compensation consulting firm, and designed the Option

Exchange Program to be in line with proposals that have received favorable responses from other company stockholders. If this proposal is approved, this one-time offer to exchange options may commence at any time after July 31, 2003 (at least six months and one day after stock option grants made on January 30, 2003) at the discretion of our compensation committee.

         If stockholders approve the Option Exchange Program and the compensation committee decides to commence the program, eligible employees will be offered the opportunity to participate in the Option Exchange Program under a Tender Offer Statement to be filed with the SEC and distributed to all eligible employees. Employees will be given at least twenty (20) business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted no earlier than six months and one day following the cancellation of the old options. Surrendered options will be returned to the plan under which they were granted and will be available for grant under the terms of the plan. Even if approved by our stockholders, our board of directors will retain the authority, in its discretion, to terminate or postpone the Option Exchange Program at any time prior to the date options are to be surrendered.

WHO WILL BE ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         If implemented, the Option Exchange Program will be open to all Macrovision employees who hold options, worldwide, where feasible and practical under local regulations as determined by Macrovision. The Option Exchange Program will not be available to our board of directors and Named Officers. The program also will not be available to any former employees or to retirees. As of April 22, 2003, approximately [71.0]% (a total of [214]) employees worldwide held options eligible for exchange through the Option Exchange Program. Participation in the program will be voluntary.

         To be an eligible employee, an individual must be employed by Macrovision on the date that the Option Exchange Program commences. If an optionee is no longer a Macrovision employee for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Option Exchange Program commences, that optionee cannot participate in the program. In order to receive a new option grant under the Option Exchange Program, an individual must be continuously employed by Macrovision from the date that the Option Exchange Program commences through the date that the new option grants are made. If an optionee is no longer a Macrovision employee for any reason on the date that the new grants are made, he or she will not receive a new grant, even if he or she had elected to participate and had surrendered his or her options for cancellation and exchange. In such case, the surrendered options will have been cancelled and will not be reissued.

         Voting in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Option Exchange Program.

WHAT WILL BE THE EXCHANGE RATIOS FOR THE OPTION EXCHANGE PROGRAM?

         The exchange ratios for the Option Exchange Program -- how many current options an employee must surrender in order to receive one new option -- were determined using the Black-Scholes option valuation model. We chose to use this model to minimize stockholder dilution, avoiding the dilution that normally occurs when all options are exchanged on a one-for-one basis. New option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Options will not be issued for fractional shares.

         The ratios set out below were established based on our closing stock price on April 22, 2003, after consultation with independent third-party experts on stock plans and stockholder proposals. The exchange ratio may change based on changes in the price of our common stock at the time the Option Exchange Program is commenced.

                                                                EXCHANGE RATIO
                     EXERCISE PRICE RANGE                      CANCELLED TO NEW
                     --------------------                      ----------------
                     $28.01 to $34.99                            [1.5 to 1]
                     $35.00 to $49.99                            [2.0 to 1]
                     $50.00 to $69.99                            [3.0 to 1]
                     $70.00 to $89.99                            [4.0 to 1]
                     $90.00 and above                           [10.0 to 1]


WHAT OPTIONS MAY BE SURRENDERED UNDER THE OPTION EXCHANGE PROGRAM?

         Under the Option Exchange Program, eligible employees may make a one-time election to cancel any or all of their grants of stock options that have an exercise price higher than $28.00 and exchange them for new options in accordance with the exchange ratios set out above.

         Participation in the Option Exchange Program will be voluntary. Options may be cancelled at the employee's discretion on a grant-by-grant basis (I.E., the employee must surrender either all or none of the options granted on the same date with the same exercise price). An employee who elects to participate must also surrender any options granted to such employee in the six months preceding the commencement of the exchange offer; however, we do not expect eligible employees to hold any such options. This six-month rule is necessary in order to avoid unfavorable accounting treatment for Macrovision.

WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

         All new options will be granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of the new grant.

WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

         Except in certain countries outside of the United States as determined by Macrovision, the new options will be subject to a three-year vesting schedule, with one-sixth (1/6th) of the option shares available for exercise on or after the first anniversary of the grant date, and an additional five one hundred forty-fourth (5/144th) of the option shares available for exercise each month thereafter through the third anniversary of the grant date.

         Employees will have the choice to exercise their new options at any time after they have vested. Options will only vest if the optionee remains a Macrovision employee and may only be exercised by a Macrovision employee. Options that are not vested at termination of employment cannot be exercised and will be forfeited. The new options will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

WHAT WILL BE THE TERM OF THE NEW OPTIONS?

         The term of an option is the length of time during which it may be exercised. Except in certain countries outside of the United States as determined by Macrovision, under the Option Exchange Program, each new option will have a term of five years from the date of grant.

WHAT WILL BE THE OTHER CONDITIONS OF THE NEW OPTIONS?

         The other terms and conditions of the new options will be set forth in an option agreement to be entered into as of the new grant date, and will be governed by the 1996 Equity Plan or the 2000 Equity Plan, whichever was applicable to the cancelled options that the new options replace. Replacement options will be nonstatutory stock options under U.S. federal income tax laws, regardless of whether the options tendered for exchange are incentive stock options or nonstatutory stock options. The shares of common stock for which the new options will be exercisable already have been registered, or will be registered, with the SEC as part of our 1996 Equity Plan and 2000 Equity Plan registrations.

WHAT WILL BE THE ACCOUNTING TREATMENT FOR THE OPTION EXCHANGE PROGRAM?

         We have structured the Option Exchange Program in a manner that we believe will not result in any compensation expense for financial reporting purposes under current U.S. generally accepted accounting principles. However, accounting standards in this area may change prior to the commencement of the Option Exchange Plan or the issuance of new options. Accordingly, we may not realize the intended accounting treatment or we may have to modify the Option Exchange Program as necessary to ensure the same accounting treatment or terminate the Option Exchange Program if the desired accounting treatment cannot be obtained.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE EXCHANGE OF OPTIONS?

         The exchange of options should be treated as a non-taxable exchange effected by the modification or cancellation of existing stock options and the granting of new stock options, and no income should be recognized for U.S. federal income tax purposes by Macrovision or our employees upon the cancellation of the existing options or the grant of the new options. All new options granted under the Option Exchange Program will be nonstatutory stock options for U.S. federal income tax purposes. A general description of the U.S. federal income tax consequences of nonstatutory stock options is provided above under PROPOSAL 4: AMENDMENT TO OUR 2000 EQUITY PLAN TO AUTHORIZE THE ISSUANCE OF AN ADDITIONAL 4,000,000 SHARES AND TO ELIMINATE THE SEPARATE LIMITATION ON RESTRICTED STOCK AWARDS. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences.

WILL THERE BE MODIFICATIONS TO THE PROPOSED OPTION EXCHANGE PROGRAM?

         The terms of the Option Exchange Program will be described in a Tender Offer Statement on Schedule TO that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, it is currently our intention to make the program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

HOW WILL THE OPTION EXCHANGE PROGRAM BENEFIT EMPLOYEES AND OFFICERS?

         Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of replacement options that we may grant. As noted above, however, our Named Officers and members of our board of directors are not eligible to participate in the Option Exchange Program. The following table indicates the maximum number of options that would be cancelled and the maximum number that would be reissued at the exchange ratio based on a [$12.75] per share stock price, assuming the Option Exchange Program occurred on April 22, 2003 and all of our eligible employees elect to participate in the exchange program.

                                    Maximum Number of Shares of Stock           Maximum Number of Shares of Stock
                                  Underlying Existing Options that may          Underlying New Options that may be
                                              be Cancelled                                   Granted
                                 ----------------------------------------    -----------------------------------------
All Eligible Employees (Other
than Executive Officers) as a
Group                                          [1,446,867]                                  [617,540]

All Eligible Executive
Officers (Other than Named
Officers) as a Group                             [204,842]                                   [95,615]


HOW WILL THE OPTION EXCHANGE PROGRAM EFFECT YOUR RIGHTS AS A STOCKHOLDER?

         We are not able to predict the impact the Option Exchange Program will have on your rights as a stockholder because we are unable to predict how many option holders will exchange their options or what the future market price of our stock will be at the time of the new grant. The program was designed to be value positive to stockholders and avoid the dilution in ownership that normally results from supplemental grants of new stock options. There is a risk that employees will not see the Option Exchange Program as a sufficient incentive to motivate and retain them as employees. In addition, as with any options, as additional shares of our common stock are issued upon option exercises, existing stockholders will be proportionately diluted.

THE MACROVISION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 5.

        PROPOSAL 6: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

         Our audit committee has selected KPMG LLP as our independent auditors for the year ending December 31, 2003. KPMG LLP, who performed our audit services in 2002, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our accountants since November 1995. KPMG LLP performed all of its services in 2002 at customary rates and terms.

FEES

         The following are the fees we paid to KPMG LLP for significant professional services for the fiscal year ended December 31, 2002:

         Audit fees (year-end and quarterly reviews)             $364,000
         All other fees:
                  Audit related fees - statutory audit(1)         $55,000
                  Tax compliance and tax consulting              $305,167
                  Acquisition related fees                        $66,925
                                                                 ---------
                  Other miscellaneous(2)                          $13,848
                                                                 ---------
         Total all other fees                                    $804,940
                                                                 ---------
___________

(1) Audit related fees consisted primarily of statutory audits of Macrovision's UK subsidiaries.

(2) Other miscellaneous fees consisted of various training courses provided to Macrovision by KPMG LLP.

         The audit committee considered whether the non-audit services provided by KPMG LLP is compatible with maintaining the independence of KPMG LLP and determined that the services would not adversely affect that independence.

GENERAL

         Representatives of KPMG LLP will be present at the meeting, will be available to respond to your appropriate questions and will be able to make such statements as they desire.

         If you do not ratify the selection of independent accountants, the audit committee will reconsider the appointment. However, even if you ratify the selection, the audit committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of Macrovision and our stockholders.


THE MACROVISION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 5.

                     INFORMATION ABOUT STOCKHOLDER PROPOSALS

         If you wish to submit a proposal for consideration at our 2004 Annual Meeting, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934. To be eligible for inclusion in Macrovision's proxy statement and proxy materials, we must receive your proposals no later than January 3, 2004. In addition, if a stockholder proposal is not submitted to us prior to March 18, 2004, and the proposal is presented at the 2004 Annual Meeting of Stockholders without any discussion of the proposal in the proxy statement for such meeting, the proxy to be solicited by the board of directors for the 2004 Annual Meeting of Stockholders will confer authority on holders of the proxy to vote the shares in accordance with their best judgment and discretion.

                                 OTHER BUSINESS

         The board of directors does not intend to bring any other business before the meeting and, to the knowledge of the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. If any other business does properly come before the meeting, however, the proxies will be voted in accordance with the judgment of the persons voting them.

                                  ANNUAL REPORT

         Together with this proxy statement, we have distributed to each of our stockholders our Annual Report on Form 10-K for the year ended December 31, 2002, which includes the consolidated financial statements of Macrovision and its subsidiaries and the report thereon of KPMG, LLP, our independent public accountants. If you did not receive them, we will send them to you without charge.

         The Annual Report on Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing the exhibits will be your responsibility. Please write to:
                       Ian R. Halifax, Corporate Secretary
                             Macrovision Corporation
                            2830 De La Cruz Boulevard
                          Santa Clara, California 95050

         In addition, the Securities and Exchange Commission maintains an Internet site at HTTP://WWW.SEC.GOV that contains information filed with them.

         You should rely only on the information contained in this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 2, 2003. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and neither the mailing of this document creates any implication to the contrary.

                                              By Order of the Board of Directors

                                              /S/ Ian R. Halifax
Dated:  May 2, 2003                           ----------------------------------
Santa Clara, California                       Ian R. Halifax, Secretary

MACROVISION CORPORATION
                                            THIS PROXY IS SOLICITED ON BEHALF OF
                                            THE BOARD OF DIRECTORS
                                            PROXY FOR ANNUAL MEETING OF
                                            STOCKHOLDERS

                                            TUESDAY, APRIL 17, 2003

[LOGO]       MACROVISION CORPORATION
             2830 DE LA CRUZ BOULEVARD
             SANTA CLARA, CALIFORNIA  95050                               PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints JOHN O. RYAN, WILLIAM A. KREPICK and IAN R. HALIFAX, or any of them, with full power of substitution for himself or herself, as the Proxy Holder of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of Macrovision Corporation to be held on Tuesday, May 27, 2003, at 10:00 a.m. at the Company's headquarters, located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 and any postponements or adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES AND PROPOSALS, AND WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, AS THE SAID PROXY HOLDERS DEEM ADVISABLE.

                            (CONTINUED ON OTHER SIDE)
================================================================================
                                                               COMPANY #
                                                               CONTROL #
================================================================================

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-877-PRX-VOTE (1-877-779-8683) -- QUICK *** EASY *** IMMEDIATE
o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 26, 2003.
o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, which are located above, and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
o   Follow the simple instructions the voice provides you.

VOTE BY INTERNET -- HTTP://WWW.EPROXYVOTE.COM/MVSN -- QUICK *** EASY ***
IMMEDIATE
o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 26, 2003.
o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, which are located above, and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL
o Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to MACROVISION CORPORATION, c/o EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ 08818-8694
      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                                                      ^ PLEASE DETACH HERE ^
=================================================================================================================================

1. To elect directors to serve for the ensuing year and until their successors are elected.


                                                              05 William Stirlen     [ ] Vote FOR all nominees (except as marked)
Election of   01 John O. Ryan          03 Matthew Christiano  06 Thomas Wertheimer   [ ] Vote WITHHELD from all nominees
directors:    02 William A. Krepick    04 Donna S. Birks      07 Steven G. Blank
=================================================================================================================================

                                                                                      ------------------------------
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE        |                            |
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX TO THE RIGHT)                              |                            |
                                                                                      ------------------------------

2.       Approve an amendment to the Macrovision Corporation 1996 Employee Stock Purchase Plan to increase the number of shares reserved for issuance by an additional 1,500,000 shares and to extend the term by an additional
2 years.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN

3.       Approve an amendment to the Macrovision Corporation 1996 Directors Stock Option Plan to increase the number of shares reserved for issuance by an additional 275,000 shares.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN

4.       Approve an amendment to the Macrovision Corporation 2000 Equity Incentive Plan to increase the number of shares reserved for issuance by an additional 4,000,000 shares and to eliminate the separate 100,000 share limitation on the grant of restricted stock awards.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN

5.       Approve the Option Exchange Program.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN

6.       To ratify the appointment of KPMG LLP as Macrovision's independent auditors.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN

7.       To vote or otherwise represent the shares on any other business that may properly come before the meeting and any postponements or adjournments thereof, according to the Proxy Holders' decision and in their discretion.

                    |_| FOR                  |_| AGAINST             |_| ABSTAIN


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1-5.

Address Change?  Mark Box
Indicate changes below:  |_|

____________________________
____________________________
____________________________
I Plan to Attend the Meeting.            Date signed ________________, 2003
Mark Box  |_|


                                         _______________________________________

                                         Sign exactly as your name(s) appear(s)
                                         on your stock certificate. An entity
                                         (such as a corporation or partnership)
                                         is requested to sign its name by a duly
                                         authorized signatory, with the capacity
                                         in which signed designated. Executors,
                                         administrators, trustees, and similar
                                         fiduciaries are requested to so
                                         indicate when signing. If stock is
                                         registered in two names, both should
                                         sign.

                                         STOCKHOLDERS SHOULD MARK, SIGN AND DATE
                                         THIS PROXY PROMPTLY AND RETURN IT IN
                                         THE ENCLOSED ENVELOPE.